UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Cooper Industries PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 12, 2010
Fellow Shareholder:
We cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Tuesday, April 27, 2010, at 11:30 a.m. in the 54th Floor conference room, Chase Tower, 600 Travis, Houston, Texas.
The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of four directors.
This year, we elected to furnish proxy materials to shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our shareholders, except certain shareholders including those who previously elected to receive printed copies of all future proxy materials.
Your vote is important. Please take a moment now to vote your proxy over the Internet, by telephone or if this proxy statement was mailed to you by signing, dating and returning your proxy card in the envelope provided, even if you plan to attend the meeting. The Notice of Annual Meeting on the inside cover of this proxy statement includes instructions on how to vote your shares.
The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.
Sincerely,
Kirk S. Hachigian
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
COOPER INDUSTRIES PLC

TIME	11:30 a.m. on Tuesday, April 27, 2010.

PLACE	Chase Tower, 54th Floor, 600 Travis, Houston, Texas. Free parking is available at J.P. Morgan Chase Center, which is located at 601 Travis. You can obtain directions to attend the Annual Meeting on our website at www.cooperindustries.com in the “Investors” section under the “Annual Meeting” tab.

ITEMS OF BUSINESS
1.   Elect the following directors whose terms expire at the 2010 Annual Meeting of Shareholders in accordance with the Articles of Association of Cooper Industries plc (“Cooper” or the “Company”) and, being eligible, offer themselves for re-election for the term expiring at the 2013 Annual Meeting of Shareholders: Stephen G. Butler, Dan F. Smith, Gerald B. Smith and Mark S. Thompson.

2. Consider the Company’s Irish Statutory Accounts for the year ended December 31, 2009 and the related reports of the directors and auditors.

3. Appoint Ernst & Young as our independent auditors for the year ending December 31, 2010 and authorize the Audit Committee of the Board of Directors to set their remuneration.

4. Authorize any subsidiary of the Company to make market purchases of Company shares.

5. Authorize the reissue price range of treasury shares.

6. Consider and act on any other matters to come properly before the meeting or any adjournment thereof.

Proposal 5 is a special resolution requiring the approval of not less than 75% of the votes cast at the meeting. Proposals 1 to 4 (inclusive) are ordinary resolutions requiring a simple majority of the votes cast.

RECORD DATE	Holders of ordinary shares of record at the close of business on February 26, 2010, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2009 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that accompanies this proxy statement. In addition, our Irish Statutory Accounts for the year ended December 31, 2009 and the related reports of the directors and auditors are included in materials that accompany this proxy statement.

VOTING YOUR PROXY	Shareholders can vote by one of the following methods:

1. CALL 1-800-690-6903 to vote by telephone anytime up to 11:59 p.m. Eastern Standard time in the U.S. on April 26, 2010; OR

2. GO TO THE WEBSITE: www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m. Eastern Standard time in the U.S. on April 26, 2010; OR

3.   IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2010. The proxy statement, Annual Report to Shareholders and our Irish Statutory Accounts are also available at www.proxyvote.com
By order of the Board of Directors:
Terrance V. Helz
Associate General Counsel and Secretary
March 12, 2010
Registered Office:
5 Fitzwilliam Square
Dublin 2, Ireland
YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS
ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO
APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THIS PROXY IS
NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. IF YOU ATTEND THE MEETING,
YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY
STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

PROXY STATEMENT
     The Board of Directors of Cooper Industries plc (“Cooper”) is soliciting your proxy to vote at our 2010 Annual Meeting of Shareholders on April 27, 2010. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper. The proxy materials are being sent to our shareholders on or about March 12, 2010.
QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
     Pursuant to the rules adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet to our shareholders. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials to all our shareholders as of the record date, except certain shareholders including those who previously signed up to receive all future proxy materials in printed form. The notice contains instructions on how to access our proxy materials over the Internet as well as on how to request a printed copy. If you received such a notice, you will not receive a printed copy of our proxy materials unless you request one.
     In addition, by following the instructions in the Notice of Internet Availability of Proxy Materials, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
     Certain shareholders, including those who previously signed up to receive all future proxy materials in printed form, are receiving paper copies of our proxy statement, Annual Report, and Irish Statutory Accounts by mail and will not receive a Notice of Internet Availability of Proxy Materials.

What may I vote on?
•	The election of four nominees to serve on our Board of Directors;

•	Consider Cooper’s Irish Statutory Accounts for the year ended December 31, 2009 and the related reports of the directors and auditors;

•	The appointment of Ernst & Young as our independent auditors for the year ending December 31, 2010 and authorization of the Audit Committee of the Board of Directors to set their remuneration;

•	Authorization for any Cooper subsidiaries to make market purchases of Cooper shares; and

•	Authorization of the reissue price range of treasury shares in off-market transactions.

How does the Board recommend I vote on the proposals?
     The Board recommends voting FOR each of the proposals described in the item immediately above.

Who is entitled to vote?
     Holders of shares as of the close of business on February 26, 2010 may vote at the Annual Meeting.

How do I vote?
We request that you vote your shares as promptly as possible. You may vote your shares by means of a proxy using one of the following methods of voting if you have shares registered in your own name:
•	electronically using the Internet,

•	by telephone, or

•	if this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
If your shares are not registered in your name and you hold Cooper shares through a broker, bank or other agent, you may appoint proxies and vote as provided by that bank, broker or other agent. You may also vote your shares in person at the Annual Meeting, but you must request a “legal proxy” to do so. To request a legal proxy, please follow the instructions at www.proxyvote.com or request a paper copy of the proxy materials. If your shares are not registered in your name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

Can I revoke my proxy card?
Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:
•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy;

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.

Is my vote confidential?
Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. We have adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.

What shares are included on my proxy card?
The shares listed on your Notice of Internet Availability of Proxy Materials and your proxy card represent ALL of your record shares, including the following, as applicable:
•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent, including shares acquired through Cooper’s Employee Stock Purchase Plan.
If you do not properly submit your proxy by one of the three methods described above or attend and vote in person, your shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares.
If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.

How is Cooper Stock in CO-SAV voted?
If you hold shares through CO-SAV, you must instruct the CO-SAV Trustee, State Street Bank, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote ordinary shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.

How many shares can vote?
As of the February 26, 2010 record date, 167,324,086 ordinary shares were issued and outstanding. These are the only securities entitled to vote. Each holder of shares is entitled to one vote for each share held. Shares held by Cooper as treasury shares do not vote.

What vote is required for approval?
Provided a quorum is present, the election of a director, the consideration of Cooper’s Irish Statutory Accounts, the appointment of the independent auditors and authorization for the Company’s subsidiaries to make market purchases of Cooper shares are ordinary resolutions requiring a majority of the votes cast. Authorization of the reissue price range treasury shares in off-market transactions is a special resolution that requires the approval of at least 75% of the votes cast.
Abstentions and broker nonvotes will not be considered votes properly cast at the Annual Meeting. Because approval of all the proposals is based on the votes properly cast at the Annual Meeting, abstentions and broker nonvotes will not have any effect on the outcome of voting on these proposals.

What is a “quorum”?
A “quorum” is a majority of the issued and outstanding shares. Shareholders may represent their             shares by attending the meeting or their shares may be represented at the meeting by proxy. There must be a quorum for the meeting to be held. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker nonvotes are considered present for purposes of determining a quorum.

Who can attend the Annual Meeting?
If you own Cooper shares on February 26, 2010, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, 600 Travis, Suite 5600, Houston, Texas 77002, or bring proof of ownership to the meeting.

How will voting on any other business be conducted?
Although we do not know of any other business to be considered at the 2010 Annual Meeting, if any other business is properly presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.

When are the shareholder proposals for the 2011 Annual Meeting due?
All shareholder proposals must be submitted in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, 5 Fitzwilliam Square, Dublin 2, Ireland. Any shareholder who intends to present a proposal at the 2011 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 12, 2010, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 26, 2011, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2011 Annual Meeting of Shareholders.

What are the costs of this proxy solicitation?
We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise. We will bear all expenses of solicitation.

COOPER STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of February 26, 2010, there were 18,947 registered holders of Cooper shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of our voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

		Amount and Nature		Percent
		of Beneficial		of
Title and Class	Name and Address of Beneficial Owner	Ownership		Class(5)
Ordinary shares	FMR LLC	15,082,449	(1)	9.01%
	82 Devonshire Street
	Boston, MA 02109

Ordinary shares	Vanguard Windsor Funds	13,760,600	(2)	8.22%
	Vanguard Windsor II Fund
	100 Vanguard Boulevard
	Malvern, PA 19355

Ordinary shares	AXA Financial, Inc.	13,623,674	(3)	8.14%
	1290 Avenue of the Americas
	New York, New York 10104

Ordinary shares	Barrow, Hanley, Mewhinney & Strauss	12,731,588	(4)	7.60%
	2200 Ross Avenue, 31st Floor
	Dallas, TX 75201-2761

(1)	Based on Schedule 13G filed February 16, 2010, jointly on behalf of Edward C. Johnson 3rd, FMR LLC, and its subsidiaries and affiliates, Fidelity Management & Research Company (“Fidelity”), FIL Limited and Strategic Advisors, Inc. The shares are beneficially owned as follows: Fidelity – 14,679,299 shares; FIL Limited – 121,382 shares; and Strategic Advisors, Inc. – 281,768 shares. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by the Fidelity Funds, and Edward C. Johnson 3rd and FMR LLC, through control of Fidelity and the Fidelity Funds, each has sole dispositive power over the 14,679,299 shares owned by the Fidelity Funds. Edward C. Johnson 3rd and FMR LLC, through control of FMR LLC subsidiaries including Strategic Advisors, Inc., each has sole dispositive power and sole power to vote or direct the voting of the shares beneficially owned by such affiliated companies. FIL Limited has sole dispositive and voting power over 121,382 shares. The address of Fidelity and Strategic Advisors, Inc. is 82 Devonshire Street, Boston, MA 02109. The address of FIL Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(2)	Based on Schedule 13G filed February 4, 2010 by Vanguard Windsor Funds – Vanguard Windsor II Fund, which has sole voting power over 13,760,600 shares.

(3)	Based on Schedule 13G dated February 12, 2010 filed jointly on behalf of AXA Financial, Inc., AXA, and two French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle) as a group and their subsidiaries. Individually and as a group, the French mutual insurance companies, AXA Financial, Inc. and AXA have sole voting power over 10,151,764 shares and sole dispositive power over 13,623,674 shares. The shares are beneficially owned directly by subsidiaries of AXA Financial, Inc. as follows: Alliance Bernstein L.P. – 13,534,174 shares; and AXA Equitable Life Insurance Company – 89,500 shares. The addresses of the joint filers are: AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 26 rue Drouot, 75009 Paris, France; and AXA, 25 Avenue Matignon, 75008 Paris, France.

(4)	Based on Schedule 13G filed February 9, 2010 by Barrow, Hanley, Mewhinney & Strauss, Inc., which has sole dispositive power over 12,731,588 shares, sole voting power over 245,100 shares and shared voting power over 12,486,488 shares.

(5)	Calculated on the basis of 167,316,595 shares that are issued and outstanding as of December 31, 2009.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.
     The Board of Directors has nominated four persons for election as directors in the class whose term will expire at the Annual Meeting in 2013. The nominees are: Stephen G. Butler, Dan F. Smith, Gerald B. Smith and Mark S. Thompson. All of the nominees are current members of the class whose term expires at the meeting.
NOMINEES FOR TERMS EXPIRING IN 2013

STEPHEN G. BUTLER Chairman – Committee on Nominations and Corporate Governance Member – Audit Committee Director since 2002 Age: 62	Mr. Butler served as Chairman and Chief Executive of the accounting firm, KPMG LLP, from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Chairman — Management Development and Compensation Committee Member — Executive Committee Director since 1998 Age 63	Mr. Smith currently serves as Chairman of the Board of Kraton Performance Polymers Inc., a company providing polymer solutions. He was appointed Chairman of the Board of Valerus Compression Services, a privately held natural gas services company, in December 2009. He previously served as President and Chief Executive Officer of Lyondell Chemical Company, a petrochemicals and refining operations company, until December 2007 when Lyondell Chemical Company became a subsidiary of Lyondell Basell Industries AF S.C.A. He is a former director of Lyondell Chemical Company.

GERALD B. SMITH
Presiding Non-Management
     Director
Member — Executive Committee,
     Committee on Nominations
     and Corporate Governance and
     Management Development and
     Compensation Committee
Director since 2000
Age: 59
Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a director of The Charles Schwab Family of Funds, ONEOK Inc. and ONEOK Partners, L.P.

MARK S. THOMPSON Member – Committee on Nominations and Corporate Governance Director since 2007 Age: 53	Dr. Thompson has served as Chairman, President and Chief Executive Officer of Fairchild Semiconductor International, Inc., a company providing semiconductor solutions, since May 2008 and as President and Chief Executive Officer since April 2005. He previously served as Executive Vice President, Manufacturing and Technology Group, since December 2004. Prior to joining Fairchild Semiconductor, he was President and Chief Executive Officer of Big Bear Networks, Inc., a company providing optoelectronic network solutions, since August 2001. He is also a director of American Science and Engineering, Inc. and Fairchild Semiconductor International, Inc.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EACH OF THE ABOVE NOMINEES

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2011

ROBERT M. DEVLIN Member – Executive Committee and Management Development and Compensation Committee Director since 1997 Age 69	Mr. Devlin is Chairman of Curragh Capital Partners, a private equity firm. He is a principal owner and director of Forethought Financial Group, Inc., a life insurance and financial services company. He is also a director of Discover Financial Services and LKQ Corporation.

LINDA A. HILL Member – Management Development and Compensation Committee Director since 1994 Age 53	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Chairman – Audit Committee Director since 2003 Age: 64	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company, a petroleum products company, from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of Pulte Homes, Inc., the American Balanced Fund, International Growth and Income Fund and the Income Fund of America. He is a former director of AutoZone, Inc., Centex Corporation and Northwest Airlines.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2012

IVOR J. EVANS Member – Committee on Nominations and Corporate Governance and Management Development and Compensation Committee Director since 2003 Age: 67	Mr. Evans is an operating partner of Thayer Capital Partners, a private equity firm. He previously served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company, a rail carrier and transportation company, until February 2005. He is also a director of ArvinMeritor, Inc., Spirit Aerosystems Holdings, Inc., and Textron Inc. He is a former director of Suntron Corporation and Union Pacific Corporation.
KIRK S. HACHIGIAN Chairman – Executive Committee Director since 2004 Age: 50
Mr. Hachigian is Chairman, President and Chief Executive Officer of Cooper Industries plc. He was named Chairman in February 2006, President and Chief Executive Officer in May 2005. He previously held various executive positions with Cooper since joining the Company in April 2001. Prior to joining Cooper, Mr. Hachigian was an executive with General Electric Corporation where he held a series of assignments with progressive responsibilities, including international assignments in Asia and Mexico. He is also a director of PACCAR Inc. He is a former director of American Standard Companies, Inc. and Trane Inc.
LAWRENCE D. KINGSLEY Member – Audit Committee Director since 2007 Age: 47
Mr. Kingsley is Chairman, President and Chief Executive Officer of IDEX Corporation, an engineered industrial products company. He was named Chairman in April 2006, President and Chief Executive Officer in March 2005 and Chief Operating Officer in August 2004. He previously held various executive positions with Danaher Corporation, a manufacturer of industrial and consumer products, serving as Corporate Vice President and Group Executive for the Sensors and Controls business from March 2004 to August 2004; President, Industrial Controls Group from April 2002 to July 2004; and President, Motion Group, Special Purpose Systems from January 2001 to March 2002. He is also a director of IDEX Corporation.
JAMES R. WILSON Member – Audit Committee Director since 1997 Age 69	Mr. Wilson served as Chairman, President and Chief Executive Officer of Cordant Technologies Inc. from 1995 until 2000, when he retired. He is a former director of Goodrich Corporation.

INFORMATION ABOUT MANAGEMENT
Executive Officers
     The table below contains certain information as of March 1, 2010 with respect to Cooper’s present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

			Years	Executive
			of	Officer
Name	Position	Age	Service	Since
Kirk S. Hachigian	Chairman, President and Chief Executive Officer	50	9	2001

Terry A. Klebe	Senior Vice President and Chief Financial Officer	55	15	1995

Neil A. Schrimsher	Executive Vice President, Cooper Connection and President, Cooper Lighting	45	4	2008

C. Thomas O’Grady	Senior Vice President, Business Development	58	5	2005

Bruce M. Taten	Senior Vice President, General Counsel and Chief Compliance Officer	54	2	2008

James P. Williams	Senior Vice President, Human Resources	47	4	2006

Grant L. Gawronski	President, Cooper Crouse-Hinds	47	7	2003

Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	57	4	2008

Ivo Jurek	President, Cooper Bussmann	45	3	2009

Kevin C. Kissling	President, Cooper B-Line	48	7	2008

David L. Pawl	President, Cooper Wiring Devices	61	4	2008

Michael A. Stoessl	Group President, Cooper Power Systems	46	7	2006

Robert L. Taylor	Chief Marketing Officer	45	5	2008

Laura K. Ulz	Vice President, Operations and President, Cooper Tools	47	3	2007
     All of the executive officers have been employed by Cooper in management positions for five years or more, except Bruce M. Taten, James P. Williams, Rick L. Johnson, Ivo Jurek, David L. Pawl, Neil A. Schrimsher and Laura K. Ulz.
•	Neil A. Schrimsher joined Cooper as President, Cooper Lighting in 2006 and was also appointed as Executive Vice President, Cooper Connection in 2010. Prior to joining Cooper, he served as Vice President, Power Distribution & Controls with Siemens Energy & Automation, Inc. (electrical, engineering and automation products and services). He joined Siemens in 2001 as Vice President of the Residential Infrastructure Division.

•	Bruce M. Taten joined Cooper in 2008 from Nabors Industries (oil and gas) where he served as Vice President and General Counsel since 2002.

•	James P. Williams joined Cooper in 2006 from Danaher Corporation (industrial and consumer products) where he was most recently Corporate Vice President – Human Resources.

•	Rick L. Johnson joined Cooper in 2005 as Vice President, Finance for Cooper Crouse-Hinds. He was appointed Corporate Controller in 2007 and Vice President, Controller and Chief Accounting Officer in 2008. Previously, he was Senior Vice President and Chief Financial Officer for Impulse Wear, Inc. (sportswear) and prior to that he served as Vice President of Finance for the Tyco Electrical and Metal Products division.

•	Ivo Jurek joined Cooper in 2007 as Vice President/General Manager for the Cooper Electronic Technologies business while also serving as managing director for Cooper Bussmann’s Asia Pacific region. He was appointed as President, Cooper Bussmann in January 2009. Prior to joining Cooper, he spent 10 years with International Rectifer Corporation where he held significant general management positions in their automotive and electronic motion systems businesses.

•	David L. Pawl joined Cooper in 2006 as President, Cooper Wheelock and subsequently served as Corporate Vice President Operations before being appointed as President, Cooper Wiring Devices. Prior to joining Cooper, he spent 26 years with General Electric (industrial, technology and services conglomerate), most recently as President GE Quartz.

•	Laura K. Ulz joined Cooper in 2007 as Vice President, Operations and was also appointed President, Cooper Tools in 2010. Prior to joining Cooper Ms. Ulz worked for Honeywell International (aerospace, automation and controls, specialty materials and transportation systems) where she most recently served as Vice President, Operations for Honeywell’s Environmental and Combustion Controls business. Ms. Ulz joined Honeywell in 1989 and held various positions with increasing levels of responsibility including engineering, quality, process excellence, automation and manufacturing.
Securities Ownership of Officers and Directors
     As of February 16, 2010, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper shares listed in the following table. Each of the named individuals owned less than 1%, and all directors and executive officers as a group beneficially owned 2.3% of Cooper’s publicly held outstanding ordinary shares as of that date.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)
Stephen G. Butler	60,581	(2)
Robert M. Devlin	86,349	(2)(4)
Ivor J. Evans	54,051	(2)
Kirk S. Hachigian	1,592,200
Linda A. Hill	56,597	(2)
Lawrence D. Kingsley	16,711	(2)
James J. Postl	53,869	(2)
Dan F. Smith	76,025	(2)
Gerald B. Smith	49,009	(2)
Mark S. Thompson	16,859	(2)
James R. Wilson	62,231	(2)
Terry A. Klebe	564,991	(3)
Neil A. Schrimsher	115,492
Michael A. Stoessl	227,328
Bruce M. Taten	35,713
All Directors and Executive Officers as a Group	3,948,848	(2)(3)(4)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable (or vest) within a period of 60 days from February 27, 2010, as follows: Mr. Butler – 20,000 shares; Mr. Devlin – 22,000 shares; Mr. Evans – 20,000 shares; Mr. Hachigian – 1,115,983 shares; Ms. Hill – 26,000 shares; Mr. Kingsley – 4,000 shares; Mr. Postl – 16,000 shares; Mr. D. Smith – 16,000 shares; Mr. G. Smith – 24,000 shares; Mr. Thompson – 4,000 shares; Mr. Wilson – 12,000 shares; Mr. Klebe – 348,468 shares; Mr. Schrimsher – 83,000 shares; Mr. Stoessl – 128,268 shares; and Mr. Taten – 23,833 shares and all directors and executive officers as a group – 2,472,347 shares. None of the shares beneficially owned by the directors and executive officers have been pledged as security.

(2)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 25,641 shares; Mr. Devlin – 21,151 shares; Mr. Evans – 32,253 shares; Ms. Hill – 23,399 shares; Mr. Kingsley – 8,592 shares; Mr. Postl – 36,071 shares; Mr. D. Smith – 56,627 shares; Mr. G. Smith – 17,601 shares; Mr. Thompson – 8,592 shares; and Mr. Wilson – 41,581 shares.

(3)	Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Management Annual Incentive Plan, as follows: Mr. Klebe – 28,992 shares and all executive officers as a group – 28,992.

(4)	Includes 21,000 shares held by the Devlin Foundation for which Mr. Devlin serves as trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of Cooper’s shares to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors and greater than 10% beneficial owners to furnish Cooper with copies of all Section 16(a) forms they file.
          Based solely on a review of those forms furnished to Cooper and written representations from the executive officers and directors, Cooper believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2009.
CORPORATE GOVERNANCE
     Meetings of the Cooper Board and its Committees
     Our Board of Directors held five meetings during 2009. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. All of the directors except one attended the 2009 Annual Meeting of Shareholders. Mr. Gerald B. Smith, as Presiding Non-Management Director, presides over the Board in the absence of the Chairman and in Board sessions held without management directors. The other responsibilities of the presiding non-management director are described below under the subheading “Board Leadership Structure and Risk Oversight”. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee and Committee on Nominations and Corporate Governance are available on Cooper’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab. Executive sessions of the non-management directors are held at every regularly scheduled meeting of the Board and at the regular meetings of the key Board Committees.
     Director Independence
     Under the NYSE listing standards, in order to consider a director to be independent, the Board must determine that he or she has no material relationship with Cooper other than as director. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Cooper or its independent public accountants. In addition to the NYSE’s standards for independence, categorical standards have been adopted by the Board to assist it in making independence determinations. Our categorical standards provide that a director will still be deemed independent if the director serves as an executive officer, director or trustee of a charitable organization and Cooper’s discretionary annual contributions to such organization are less than the greater of $1 million or 2% of such organization’s total annual charitable receipts. A copy of Cooper’s director independence standards is set forth under the caption “Director Independence Standards” on Cooper’s website at www.cooperindustries.com in the “Investors” Section under the “Corporate Governance” tab.
     The Board has determined that all directors, nominees and committee members, except for Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable listing standards of the New York Stock Exchange and the categorical standards that have been adopted by the Board. Specifically, the Board determined that Messrs. Dan Smith and Thompson have no relationship with Cooper other than being a director, nominee and/or shareholder. Ms. Hill and Messrs. Devlin, Kingsley, Postl, Gerald Smith and Wilson serve as a director or trustee of charitable organizations to which Cooper made contributions in 2009. Mr. Butler serves as a director of Ford Motor Company to which Cooper has sold products within the last three years. Also, Mr. Evans is a director of Spirit Aerosystems Holdings, Inc., Textron Inc. and ArvinMeritor, Inc. and within the last three years Cooper has sold products to these companies. The Board determined that none of these relationships impair a director’s independence either because of the type of affiliation between the director and the other entity or because the amounts involved were within the applicable thresholds for independence standards. Mr. Hachigian is not an independent director because of his service as an executive officer of Cooper and not because of any other transactions or relationships.

     Audit Committee
     The Audit Committee, which consists of all independent directors, held eight meetings during 2009. The Board has determined that Mr. James J. Postl qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:
•	Oversee the integrity of Cooper’s consolidated financial statements, system of internal controls, and compliance with legal and regulatory requirements.

•	Select, determine the compensation of, evaluate and, when appropriate, replace the independent auditor, and pre-approve audit and permitted non-audit services.

•	Oversee the qualifications and independence of the independent auditor and the performance of Cooper’s internal auditor and independent auditor.

•	After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in Cooper’s Annual Report on Form 10-K.
     Executive Committee
     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held two meetings in 2009.
     Management Development and Compensation Committee
     The Management Development and Compensation Committee, which consists of all independent directors, held seven meetings during 2009. The Committee’s principal responsibilities are to:
•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to be used to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Review pension plan asset management.
     For a detailed description of the Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis” beginning on page 17.
     Committee on Nominations and Corporate Governance
     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2009. The Committee’s principal responsibilities are to:
•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.

•	Review any related party transactions involving Cooper directors.

     Board Leadership Structure and Risk Oversight
     Cooper uses a traditional U.S. board leadership structure, under which our Chief Executive Officer (“CEO”) also serves as Chairman of our Board of Directors. We believe that having a combined Chairman/CEO, independent directors with strong leadership experience, an independent Presiding Non-Management Director who serves as our lead director and independent Board Committees provides the right form of leadership for our Company. We also believe that this structure provides effective oversight of the risk management function by allocating responsibility for overseeing risk management among the full Board and its key Committees.
     Having our current leader of the Company serve as both CEO and Chairman of the Board demonstrates to employees, shareholders and other stakeholders of the Company that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board is efficient and effective by eliminating the potential for confusion or duplication of efforts and provides clear leadership for our Company. Our current CEO and Chairman, Mr. Hachigian, has a deep understanding of Cooper and each of its component businesses including manufacturing, business processes, domestic and international markets, distribution channels and talent development. Mr. Hachigian has extensive manufacturing/operations experience. He joined Cooper in 2001 as Executive Vice President responsible for Cooper’s five electrical divisions, which represented over 50% of the Company’s revenues. In 2003, he was appointed Chief Operating Officer and in 2004 he was named President and joined Cooper’s Board of Directors. In 2005, he was appointed Chief Executive Officer and became Chairman in 2006. Mr. Hachigian has worked in the electrical industry throughout his career. His experience also includes a strategic role at Bain & Company; sales, marketing and general management positions at Oak Industries; and eight years in key management roles at General Electric. While at General Electric, he spent two years in Mexico and three years in Asia. He currently serves on the boards of PACCAR Inc., the Houston Branch of the Federal Reserve Bank of Dallas, the National Electrical Manufacturers Association and the National Association of Manufacturers and formerly served on the board of American Standard.
     Based on Mr. Hachigian’s deep understanding of Cooper’s business and his involvement in the day-to-day operations of the Company, he is in the best position to serve as Chairman to identify for the Board the challenges and issues that the Company faces. Cooper and its shareholders have been well served by this leadership structure. Cooper’s total shareholder returns including dividends have exceeded the performance of the S&P 500 and the average return for Cooper’s 15-company peer group over one-, five-, and ten-year time periods.
     The strong leadership experience of our independent directors supports effective leadership of Cooper’s Board. Of the ten independent directors currently serving on our Board, seven are currently serving or have served as CEO and Chairman (or Vice Chairman) of other public companies. Of our three independent directors who have not served as a CEO of a public company, one director served as Chairman and CEO of a leading global accounting firm and one was founder and is Chairman and CEO of an investment management firm. Accordingly, our independent directors have strong leadership experience and are familiar with board processes. The Board, through its key Committees, which consist of all independent directors, oversees the Company’s financial reporting, corporate governance and executive compensation. The Board also reviews and approves the budget, capital structure including dividend policy and share repurchase programs, and corporate strategy including significant merger and acquisition transactions. As part of the strategic planning process, the Board reviews annual strategy presentations by each of the Company’s eight divisions and visits Cooper operating sites.
     Cooper has a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with and access to, senior management. All of our key standing Committees are composed solely of independent directors, which provides independent oversight of management. Also, our Corporate Governance Principles provide that our independent directors will meet in executive session at each Board meeting.
     Our Corporate Governance Principles also require the appointment of an independent director to serve as our lead or Presiding Non-Management Director. The responsibilities of the Presiding Non-Management Director include the following:
•	Preside over Board meetings in the absence of the Chairman, including executive sessions of the independent directors.

•	Has authority to call meetings of the independent directors, preside over such meetings and, with input from other directors, prepare agendas for these meetings.

•	Provide feedback to the Chairman/CEO regarding issues arising in executive sessions of independent directors and serve as non-exclusive channel of communication between the Chairman/CEO and independent directors.

•	Together with the Chairman/CEO, and with input from other directors, collaborate on the preparation of Board agendas. Consult with the Chairman and other Board members regarding Board and meeting schedules.

•	Monitor significant developments between Board meetings and assure the Board is informed and engaged as appropriate.

•	Take the lead in assuring that the Board carries out its responsibilities if the CEO is incapacitated or in other crisis situations.
We believe that our Presiding Non-Management Director, Gerald B. Smith, has been effective at enhancing the overall independent functioning of the Board.
     The Board allocates responsibility for overseeing risk management for the Company among the full Board and its key Committees. The full Board oversees significant risks relating to operations, strategy and finance. In addition, each of our Board Committees considers risks within its area of responsibilities. The Audit Committee is primarily responsible for overseeing matters involving major financial risk exposures to Cooper and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health and safety matters; tax matters; liability insurance programs; and Cooper’s corporate compliance program, including compliance with legal and regulatory requirements and Cooper’s Code of Ethics and Business Conduct. The Management Development and Compensation (“MD&C”) Committee is primarily responsible for overseeing risks that may be implicated by our executive compensation program and risks relating to the administration and management of Cooper’s retirement and welfare plans. In setting compensation, the MD&C Committee strives to create incentives that encourage appropriate risk taking behavior consistent with the Company’s business strategy. Finally, the Committee on Nominations and Corporate Governance is primarily responsible for risks that may be implicated by the continued effective functioning of the Board and the Company’s corporate governance practices.
     Majority Vote for Election of Directors
     Director nominees are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual Meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board. Cooper’s articles of association provide that if, at any Annual Meeting of the shareholders, the number of directors is reduced below the minimum seven directors as prescribed by the articles of association because of the failure of any director nominees to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election shall be elected in order to maintain such prescribed minimum number of directors and each such director shall remain a director (subject to the provisions of the Irish Companies Act and the articles) only until the conclusion of the next Annual Meeting unless such director is elected by the shareholders during such meeting.
     Shareholder Recommendations for Potential Director Nominees
     Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, 5 Fitzwilliam Square, Dublin 2, Ireland. The Committee on Nominations and Corporate Governance will evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.
     Qualifications of and Selection Process for Directors
     The current criteria for selecting new directors as set forth in the charter of the Committee on Nominations and Corporate Governance do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. When searching for new Board candidates, the Committee on Nominations and Corporate Governance also considers other diversity characteristics such as race, gender and national origin. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and/or in assessing and evaluating candidates based on the criteria noted above. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination.
     The following is a summary of the particular experience, qualifications, attributes or skills that qualify our current directors and nominees to serve as a director of the Company. We believe that Cooper’s Board is comprised of individuals having backgrounds and skills that are important for Cooper’s business and its key initiatives, including manufacturing/operations, finance, marketing, international experience, human resources and logistics as well as experience in Cooper’s target markets such as commercial and industrial, petrochemicals, electronics, construction, consumer, utility, aerospace and automotive. A brief description of the directors’ recent business experience as well as other directorships held by each director in other public companies is set forth in the “Election of Directors” section of this proxy at pages 6 to 8. In addition, the following highlights the specific experience, qualifications, attributes and skills that have led the Committee on Nominations and Corporate Governance to conclude that such individuals have appropriate qualifications to serve on our Board.
•	Kirk S. Hachigian, Cooper’s Chairman and CEO, demonstrates strong leadership and a deep understanding of the Company, including manufacturing, business processes, domestic and international markets, distribution channels and talent development. Mr. Hachigian has extensive manufacturing/operations experience. He joined Cooper in 2001 as Executive Vice President responsible for Cooper’s five electrical divisions, which represented over 50% of the Company’s revenues. In 2003, he was appointed Chief Operating Officer and in 2004 he was named President and joined Cooper’s Board of Directors. In 2005, he was appointed Chief Executive Officer and became Chairman in 2006. Mr. Hachigian has worked in the electrical industry throughout his career. His experience also includes a strategic role at Bain & Company; sales, marketing and general management positions at Oak Industries; and eight years in key management roles at General Electric. While at General Electric, he spent two years in Mexico and three years in Asia. He currently serves on the boards of PACCAR Inc., the Houston Branch of the Federal Reserve Bank of Dallas, the National Electrical Manufacturers Association and the National Association of Manufacturers and formerly served on the board of American Standard.

•	Stephen G. Butler has expertise in accounting and finance and knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG, a global accounting and tax firm, including serving as Chairman of KPMG International, which operates in over 100 countries. He also has significant experience in operations, marketing and human resources through serving as managing partner of several KPMG offices and ultimately serving as Chairman and CEO of KPMG-USA; and valuable insights to the automotive and consumer markets based on his directorships at Ford Motor Company and ConAgra.

•	Robert M. Devlin has expertise in marketing and finance and knowledge of consumer markets based on his experience in diversified financial service organizations, including serving as Chairman and CEO of American General Corporation as well as holding various marketing positions at Mutual of New York. He also has significant experience in mergers and acquisitions, corporate finance and cost reduction and containment as Chairman of a private equity firm; and valuable insights to the automotive market based on his directorship at LKQ Corporation.

•	Ivor J. Evans has expertise in manufacturing/operations including experience in the electrical industry through various executive positions at Emerson Electric Co., which is one of Cooper’s peer companies. He also has extensive experience in transportation and logistics based on his service as Vice Chairman, President and Chief Operating Officer of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company; significant experience in mergers and acquisitions, corporate finance and cost reduction and containment serving as operating partner of a private equity firm; and valuable insights to compensation and corporate governance best practices.

•	Linda A. Hill has expertise in human resource management and organizational behavior including valuable knowledge of corporate governance, talent management, implementation of global strategies and innovation through her position as a Professor at the Harvard Business School and serving as a consultant for numerous Fortune 500 corporations and other organizations.

•	Lawrence D. Kingsley has expertise in manufacturing/operations including products for industrial and commercial markets through various executive positions including serving as Chairman, President and CEO of IDEX Corporation as well as holding key executive positions at Danaher Corporation, which is one of Cooper’s peer companies. He also has significant experience with international operations and markets having operated global businesses with operations in North America, Europe, Asia and Middle East as well as valuable experience in mergers and acquisitions and marketing.

•	James J. Postl has expertise in marketing and international operations and extensive experience in petrochemical and consumer markets through various executive positions including serving as President and CEO of Pennzoil Quaker State Company and Nabisco International and President of Nabisco Biscuit

Co. He also has valuable knowledge in strategic planning and human resources through various executive positions and valuable insights to the housing construction market based on his directorship with Pulte Homes.

•	Dan F. Smith has expertise in manufacturing/operations and extensive experience in petrochemical markets through various executive positions with Lyondell Chemical Company including serving as its Chairman and CEO, its Chief Operating Officer and Senior Vice President of Manufacturing as well as serving in various management positions with Atlantic Richfield Company. He also has expertise in finance through service as a Chief Financial Officer of a large public company and valuable knowledge of compensation and corporate governance best practices.

•	Gerald B. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry including being founder, Chairman and CEO of the investment management firm, Smith Graham & Company. He also has valuable insights to the energy markets through his directorships at ONEOK, Inc. and ONEOK Partners L.P.

•	Mark S. Thompson has expertise in manufacturing/operations in the electronics industry through various executive positions including serving as Chairman, President and CEO of Fairchild Semiconductor International, Inc., President of Big Bear Networks, Inc. and key management positions at Tyco Electronics. He also has expertise in product innovation and high technology development including electronic systems and component expertise as well as significant experience with international operations and markets having managed international operations in Asia.

•	James R. Wilson has expertise in manufacturing/operations including serving as Chairman, President and CEO of Cordant Technologies, a global manufacturer of high tech aerospace and industrial products. He also has expertise in finance through serving as a Chief Financial Officer for several large public companies; as well as valuable insights to the aerospace industry through directorships with several other large public reporting companies.
     Methods for Communicating with Non-Management Directors
     Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wishes to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President, General Counsel and Chief Compliance Officer, Cooper Industries plc, 5 Fitzwilliam Square, Dublin 2, Ireland. All such concerns shall be promptly forwarded to the Presiding Non-Management Director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President, General Counsel and Chief Compliance Officer, or his designee, in the same way that similar concerns are addressed by Cooper.
     Code of Ethics and Business Conduct
     Cooper has adopted a Code of Ethics and Business Conduct that applies to its directors, officers and employees including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab and is available in print form to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.
TRANSACTIONS WITH RELATED PERSONS
     The Board of Directors has adopted a written policy which provides that the Audit Committee shall review related party transactions involving executive officers and the Committee on Nominations and Corporate Governance will review related party transactions involving directors or director nominees. The policy provides that any related party transaction may be entered into or continued only if the Board of Directors, acting through its Audit Committee or its Committee on Nominations and Corporate Governance, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of Cooper and its shareholders. For purposes of this policy, a “related party transaction” is a transaction or an arrangement in which Cooper or one of its subsidiaries participates and the amount involved exceeds $10,000, and in which any related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of Cooper’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 5% or greater beneficial ownership interest.
     Item 404(a) of SEC Regulation S-K requires disclosure of various transactions with related persons since the beginning of the last fiscal year, or that are currently proposed, and in which the Company was or is to be a participant and any related person had or will have a direct or indirect material interest in the transaction. No transactions occurred in the last fiscal year or are currently proposed that require disclosure under this regulation.
EXECUTIVE MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT
     The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cooper’s Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Dan F. Smith, Chairman	Linda A. Hill
Robert M. Devlin	Gerald B. Smith
Ivor J. Evans
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Executive Compensation Program
     The Committee, composed entirely of independent directors, administers Cooper’s executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”), the other executive officers listed in the Summary Compensation Table (the “Named Executives”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations and applicable survey data provided by compensation consultants, the Committee establishes compensation for the CEO and other executives. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted at least annually. Elements of our executive compensation program include:
•	base salary,

•	annual cash incentive opportunity,

•	long-term equity-based incentive awards, and

•	employee benefits and executive perquisites.
     In establishing and overseeing the program, the Committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of Cooper and the interests of its shareholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence shareholder value.
     Our Senior Vice President, Human Resources works with internal resources and the Company’s compensation consultants to design compensation programs, implement Committee decisions and recommend amendments to existing, or the adoption of new compensation and benefit programs and plans applicable to executive officers and other key executives as well as prepare necessary materials for the Committee’s review as part of its decision-making process. The CEO makes recommendations to the Committee regarding total compensation to be paid to Cooper’s executive officers other than himself, including salary, annual bonus, long-term equity-based incentive awards, and employee benefits and executive perquisites. These recommendations are developed in conjunction with the Senior Vice President, Human Resources utilizing data from compensation consultants regarding competitive position of the compensation provided to each executive officer, their individual performance and Company performance. The Committee reviews these recommendations and determines, in its discretion, whether any adjustments are appropriate based on the above criteria.

     Decisions impacting the CEO’s compensation are determined solely by the Committee acting independently and without specific recommendations being made by management. Management routinely provides the Committee with current and historical information relative to the CEO’s compensation, results of performance pay plans, and external data that the Committee may consider in reaching decisions about whether to make changes in the level or mix of the CEO’s compensation arrangements. External data is generally provided directly to the Committee by a compensation consultant. The outside consultant is available for direct discussion with the Committee Chairman or the full Committee, if so requested by the Committee Chairman. At the beginning of each fiscal year, the CEO submits his personal fiscal year goals and the Committee and Board discuss the goals with the CEO. The goals are then adopted with revisions as may be appropriate. At mid-year, the CEO and Board discuss progress to-date on the CEO’s goals. Following completion of the fiscal year, the Committee and Board conduct an evaluation of the CEO’s performance for the fiscal year including the achievement of personal goals. Based on this evaluation, the Committee determines the CEO’s base salary, annual cash bonus opportunity and long-term equity-based incentive awards taking into consideration applicable survey data and the analysis of the compensation consultant.
     Committee meetings are frequently attended by the CEO and regularly attended by the Senior Vice President, Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs. The Committee also regularly meets in executive session without any members of management.
     The Company historically has engaged Frederick W. Cook & Co. to provide advice relating to the competitive position, value and design of our long-term incentive compensation programs. At the Committee’s request, in September 2009, the Company also engaged Towers Watson to conduct a comprehensive analysis of the competitive position, value and design of all components comprising Cooper’s executive compensation program, including base salaries, short-term and long-term incentive compensation plans, performance goals, and retirement benefits. Towers Watson reviewed and discussed the results of its analysis with the Committee and the Company. Towers Watson concluded that Cooper’s executive compensation program provides competitive compensation and generally is aligned with Cooper’s executive compensation philosophy. Towers Watson recommended revising performance-based share awards that are part of the long-term incentive compensation plan by including additional performance metrics to further align this program with management’s key business objective of generating cash flow and with Cooper’s performance relative to its peer group companies based on total shareholder returns. These recommended changes to the performance-based share awards will be implemented in connection with awards granted in 2010. Management also retained Mercer Consulting in 2009 to conduct an analysis of Cooper’s executive retirement program including the Supplemental Executive Retirement Plan. Management provided the Committee with the results of the Mercer analysis, which showed that Cooper trailed competitive practices of its peer companies. The Committee will consider the results of the Mercer study in setting 2010 contribution rates to the Supplemental Executive Retirement Plan.
     Under its charter, the Committee also may retain an executive compensation consultant to provide independent advice and counsel directly to the Committee. In recent years, the Committee engaged Pearl Meyer to conduct an independent evaluation of Cooper’s executive compensation program to provide advice to the Committee on compensation issues. The Committee did not engage Pearl Meyer for any assignments in 2009.
Compensation Philosophy and Objectives
     Our executive compensation philosophy is to provide key executives with appropriate and competitive pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our business objectives. The Committee’s policy is to compensate and reward executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as earnings and cash flow. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on our sustained earnings per share performance compared to performance goals over a multi-year performance cycle. Beginning with performance-based share awards to be granted in 2010, two additional performance metrics will be used under the long-term incentive program: (1) cash conversion, to further align incentives with strategic business objectives; and (2) a modifier to increase or decrease share awards based on Cooper’s performance relative to its 15-company peer group as measured by total shareholder returns.

     The Committee believes that compensation to executives should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to drive continuous improvements in financial performance by providing enhanced compensation as results improve and exceed budgeted levels. Although a major portion of compensation to Cooper’s executive officers is performance-based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives. The Committee also supports executive retention by using continued service as a significant determinant of total pay opportunity. Key elements of compensation that are service-related include stock options, which generally vest over a three year period, long-term equity incentives which typically pay out in three years, and the Supplemental Executive Retirement Plan.
     Additional details on each element of Cooper’s compensation program are outlined below.
Base Salaries
     The base salary range for each executive officer, including the CEO and other Named Executives, is established annually using survey data provided by the Hay Group. The Committee then determines any adjustments to the executive’s base salary, considering individual performance, position in the salary range, and the competitiveness of the base salary. Under a policy adopted by the Committee, base salaries for executive officers at Cooper are intended to approximate the average of the Hay Group Total Compensation Survey (the “Hay Survey”). In 2009 the Hay Survey included 420 industrial companies with revenues in excess of $1 billion. In the Hay Survey, Cooper benchmarks the compensation for each position to a group of companies that have the same position with a comparable rating under the Hay System. The Committee believes that the Hay Survey includes companies which may compete for Cooper’s top management talent and using this broad group of industrial companies for market-referencing of base salary levels is appropriate. During 2009 the salary ranges and actual salaries for Cooper’s executive officers approximated the Hay Survey average. Appendix A lists the industrial companies from the Hay Survey that were used to benchmark the compensation of the CEO and other Named Executives.
     In light of the global economic downturn in the latter part of 2008 Cooper took various cost control measures relating to executive compensation including imposing a salary freeze. In 2009 there was no increase in the base salary of any Named Executive or, subject to two exceptions, any other executive officer.
Annual Incentive Compensation
     Annual incentive compensation awards are available to executive officers, including the CEO and other Named Executives, under the terms of the Management Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan links incentive compensation opportunity to achievement of our short-term business objectives and shareholders’ interests as a whole. The Bonus Plan was initially approved by shareholders in 1996. In 2006 shareholders approved amendments which, among other things, extended the term of the Plan until March 1, 2011.
     Under the Bonus Plan, the Committee must establish performance measures and goals within 90 days of the beginning of each year. Generally, annual performance goals are set at the Committee’s February meeting. For the last several years, including fiscal year 2009, the Committee has adopted two separate performance measures for the purpose of determining bonuses. These measures are earnings per share and free cash flow. Earnings per share was selected because it is a generally accepted measure of a company’s performance that can be compared to results in prior periods and at peer companies. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, plus proceeds from sales of property, plant and equipment. Free cash flow is an indication of earnings quality as it measures the degree to which Cooper’s net income translates to cash flow. The Committee believes that both earnings per share and free cash flow are highly regarded measures by financial analysts who monitor Cooper’s performance so linking bonus pay directly to these financial results aligns management interests with those of our shareholders.
     For fiscal year 2009, 50% of the bonus opportunity for executive officers was based on earnings per share and 50% was based on free cash flow on a Company-wide basis. For 2007 and 2008, the relative weight of the performance goals was 75% on earnings per share and 25% on free cash flow. The Committee approved changing the relative weight of the performance goals in 2009 in order to emphasize the importance of cash and effective management of the Company’s balance sheet during a recessionary environment. The bonus opportunity for executives at operating divisions takes financial performance of the relevant business unit into account. For 2007 and 2008, 50% of the bonus opportunity was based on earnings before taxes and operating cash flow of the relevant business unit. In 2009, the bonus opportunity for executives at operating divisions was based on earnings per share and cash flow performance on a Company-wide basis as described above, however, the Committee may adjust the bonus amount actually awarded to such executives by a discretionary amount based on the relevant business unit’s financial performance.
     When it selects performance measures, the Committee also establishes a threshold performance goal that must be achieved to earn any bonus under the Bonus Plan and establishes a goal which, if achieved, will earn a maximum bonus opportunity. At Cooper, maximum bonus opportunity for executive officers is a multiple of the executives’ salary midpoint. For fiscal year 2009 maximum bonus opportunities for the CEO and other Named Executives range from 110% to 250% depending on their position. The Committee generally sets maximum bonus opportunity each November for the upcoming year based upon the salary midpoint, the competitive compensation review and the advice of our executive compensation consultants. To earn maximum bonus opportunity, financial results must exceed our operating plan by a significant amount.
     In establishing the maximum performance goals under the Bonus Plan, the Committee’s objective is to provide our executive officers with a strong financial incentive to achieve results well in excess of the annual operating budget and expectations. Because such results cannot be achieved each year, the Committee also establishes performance goals for results above threshold but below the maximum to provide increased compensation to executives at all levels of performance in order to drive the executives to achieve better than expected results.
     The Committee has established four performance goals used for the determination of bonus opportunity under the Bonus Plan: threshold, good, target and maximum. No bonus is available if financial results do not achieve the threshold performance goal. For achieving threshold performance, executive officers can earn 25% of their maximum bonus opportunity. As performance improves, additional bonus opportunity is earned with 50% of the maximum bonus opportunity available for good performance and 75% of maximum bonus opportunity is earned at the target performance level. For fiscal year 2009 the Committee approved performance goals for maximum bonus opportunity of earnings per share from continuing operations of $3.00 and free cash flow of 120% of income from continuing operations. These performance goals represent an increase of 15% in earnings compared to the budgeted earnings per share from continuing operations for fiscal 2009. The Committee believes that achievement of such “stretch” performance goals on an annual basis will translate into significant shareholder value. Accordingly, under the Bonus Plan, the Committee has provided Cooper’s executive officers with a significant financial incentive to achieve such results.
     In February of each year, the Committee meets to review the Company’s financial results for the previous year and determines the degree to which performance goals have been achieved prior to the payment of any bonus awards. Under the Bonus Plan, the Committee has discretion to adjust the method of calculating the attainment of performance goals in recognition of extraordinary or non-recurring items, changes in tax laws or accounting policies, charges related to restructured or discontinued operations, and other unusual or non-recurring items.
     Under the Bonus Plan, when the Committee determines the degree to which performance goals have been achieved, earned bonus opportunity for each executive officer can be calculated. The Committee then reviews the individual performance of each executive officer as compared to pre-established objectives for the year. Based upon this evaluation and the executive officer’s competitive position, the Committee then approves a bonus award to each executive officer.
     In February 2010 the Committee reviewed results under the Bonus Plan for 2009 and determined earned bonus opportunity to be at 76% of the maximum performance level. The Committee then awarded bonuses to the Named Executives under the Bonus Plan at an average of 70% of the maximum performance level, which takes into account an evaluation of individual performance as well as the financial performance of the relevant business unit for Named Executives at operating divisions. The determination of earned bonus opportunity was based on good earnings per share performance and excellent cash flow performance despite a severe global economic downturn. Earnings per share from continuing operations of $2.52 excluded the impact of income tax adjustments and restructuring and impairment charges. Taking these adjustments into account, the audited financial statements reflect earnings per share from continuing operations in 2009 of $2.46. Cooper’s audited financial statements for 2009 reflect free cash flow of $633 million. In determining awards under the Bonus Plan for 2009, the Committee used free cash flow of $716 million, which excludes the impact of cash paid for a discretionary tax deposit. Free cash flow of $716 million significantly exceeded income from continuing operations and the free cash flow goal established by the Committee in February 2009 for an award at the maximum level.

     In determining awards under the Bonus Plan for 2009, the Committee credited management with:
•	Cooper’s total shareholder returns exceeding performance of the S&P 500 and the average return for Cooper’s peer group over one-, five- and ten- year time periods,

•	excellent cash flow performance accomplished through operating efficiencies and effective management of working capital,

•	preserving Cooper’s capital structure and liquidity during a severe economic and credit crisis to maintain strong financial flexibility,

•	prompt implementation of cost-reduction and other measures to achieve favorable operating margins despite the global economic downturn,

•	significant progress on all five key business initiatives including customer loyalty, innovation, operational excellence, talent development and globalization,

•	completion of several strategic acquisitions to build key growth platforms,

•	achievement of key innovation initiatives including delivery of innovative new products and opening an LED Innovation Center, and

•	reincorporating Cooper in Ireland to preserve our global competitive position.
     The Committee also approved supplemental bonus awards outside the Bonus Plan for Messrs. Hachigian and Klebe for fiscal year 2009 to recognize their leadership roles in promptly responding to the global economic downturn by effectively managing working capital and implementing cost reduction and other measures to maintain profitability and preserve Cooper’s capital structure and liquidity during a severe economic and credit crisis and to recognize their personal contributions to the achievement of other strategic initiatives.
Long-Term Equity-Based Incentive Compensation
     The Committee provides equity incentives to executive officers which are tied to Cooper’s long-term performance in order to link the executive’s interests to those of our shareholders and to encourage stock ownership by executives. The Committee balances the goals of rewarding past performance, driving future performance, and retention in determining the amount and form of these incentives.
     The Amended and Restated Stock Incentive Plan (“Stock Plan”), which was most recently approved by our shareholders in April 2008 provides for the granting of stock options, performance-based share awards and restricted stock units to Named Executives and other key executives. The Committee believes that the stock options, performance-based share awards and restricted stock units granted under the Stock Plan place a significant amount of the executive’s compensation at risk and provides a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.
     Annual grants of equity-based incentive awards to our executive officers consist principally of stock options and performance share awards. Such awards generally are made by the Committee at its February meeting. Generally, our executive officers, including the CEO and other Named Executives, receive annual equity awards having a value consisting of approximately half stock options and half performance share awards. Details on these equity awards are outlined below. The value of the equity award is targeted at a percentage of the executive’s base salary, depending upon the individual’s position and responsibilities. In 2009 the Committee granted long-term equity awards with lower grant values compared to prior years because of the uncertain economic and market conditions. Actual awards to executives may be adjusted by the Committee to reflect individual performance and potential, prior equity awards and total compensation to the individual. Such adjustments may result in an increase or decrease in equity awards granted to an individual.
     At the Committee’s request, in September 2009 management engaged Towers Watson to conduct a comprehensive analysis of Cooper’s executive compensation program. Towers Watson concluded that Cooper’s practice of using a combination of stock options and performance shares in its equity program is appropriate. Towers Watson noted that the use of multiple long-term incentive vehicles is generally aligned with Cooper’s peer group and general industry and provides incentives to achieve multiple objectives that promote Cooper’s strategy and shareholders’ interests.

     Stock Options
     As part of the executive compensation program, the Committee annually grants stock options to executive officers and other key executives. Stock options are priced on the day of the Committee meeting at the fair market value of the stock as required by the Stock Plan. Cooper’s practice for many years has been to grant stock options at the February Committee meeting, which is after the prior fiscal year’s financial results have been released to the public. The Committee approves all stock option grants and the grants are made on the day the Committee meets. The Board and the Committee meeting dates are set at least two years in advance. Stock options are granted at other times during the year only in conjunction with the hiring, promotion or special retention of employees and then only as approved by the Committee and pursuant to the terms of the Stock Plan.
     Stock options granted under the Stock Plan vest ratably on the first, second and third anniversaries of the grant date so the options are fully exercisable after three years. Stock options granted in 2009 are available for exercise for seven years from the grant date. Because stock options are issued at fair market value, they will only have value if the market price of Cooper shares increases after the grant date. Outstanding options are forfeited when active service ends except in the event of death, disability or retirement.
     Performance-based Share Awards
     The Committee annually grants performance-based share awards to Cooper’s executive officers and other key executives. Through these awards, executives can earn Cooper shares based on achievement of performance goals set by the Committee. In establishing performance goals and awarding performance shares the Committee’s objective is to provide executive officers with a financial incentive to improve financial results on a long-term, continuous basis and to align management interests with those of shareholders. Historically, performance goals have been based upon cumulative earnings per share growth over a three-year performance period beginning in the year of the grant and concluding three years later. For the performance period beginning January 1, 2007 and ending December 31, 2009, the Committee determined that average annual earnings per share growth of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level. For the performance period beginning on January 1, 2008 and ending on December 31, 2010, the Committee determined that average earnings per share growth of at least 4% is required before any award is earned and at least 14% is required for a payout at the maximum level.
     Because of substantial economic uncertainties resulting from the global economic crisis, the performance-based share awards granted in 2009 provided a reduced level of opportunity compared to prior years in order to control costs. Also, awards were based on a one-year financial metric but require satisfaction of a three-year cliff vesting period. The Committee decided to change the design of the long-term equity based program in 2009 after conferring with Frederic W. Cook & Co., who indicated that many companies were taking similar actions because of the uncertain economic environment. The change in the design of performance-based share awards granted in 2009 addressed the difficulty of setting a meaningful three-year financial target because of the substantial economic uncertainty, volatility and unpredictable timing of an economic recovery. Changing the design of the performance-based share awards also addressed the need for additional retention enhancements to mitigate the risk that other companies would hire key executives at Cooper in light of the substantial decline in outstanding equity opportunity values among key executives. The Committee determined that the one-year financial metric would be based on achieving a net debt to EBITDA ratio of two or less to drive maintaining a strong balance sheet and liquidity during the economic crisis. Failure to achieve this ratio would result in 100% forfeiture of the potential awards. In February 2010 the Committee determined that Cooper achieved the performance criteria for the performance shares granted in 2009.
     The Company is seeing signs that the global economy is beginning to stabilize. Accordingly, in 2010 the Company plans to return to the model of basing performance share awards on a three-year performance metric beginning in the year of grant. Also, in addition to earnings growth, performance metrics will include cash conversion to further align incentives with key business objectives and will include a modifier to adjust awards based on Cooper’s performance relative to its 15-company peer group as measured by total shareholder returns.
     Under the Stock Plan, the Committee cannot award performance-based shares unless the performance goals are achieved. The Committee may make adjustments in calculating attainment of performance goals in recognition of extraordinary or non-recurring items, including charges related to restructured or discontinued operations, changes in accounting policies or tax laws, and other unusual or other non-recurring items separately identified in Cooper’s financial statements. Discretionary adjustments by the Committee must be consistent with Section 162(m) of the Internal Revenue Code such that all stock awards are considered “performance-based compensation.”

     In February 2010 the Committee determined that Cooper had achieved annual earnings per share growth over the three-year period beginning on January 1, 2007 and ending on December 31, 2009 of 9% thereby achieving an award at 56.1% of the maximum level. In determining annual earnings per share growth for the three-year period, in 2009 net charges of $.06 related to restructuring charges and benefits from income tax adjustments were excluded, earnings per share of $.04 in 2008 related to a discontinued operations gain net of unusual items were excluded and earnings per share of $.59 in 2007 related to income tax adjustments, income from Belden Corporation and legal matters concerning discontinued operations were excluded. Based on the satisfaction of the performance goals, the Named Executives earned the following performance shares for the 2007 – 2009 performance period: K.S. Hachigian — 84,823 shares; T.A. Klebe — 18,176 shares; M.A. Stoessl — 8,527 shares; and N.A. Schrimsher — 7,181 shares. In addition to the performance shares, participants in the 2007 – 2009 performance period received a payment of $2.84 for each performance share earned, which represents dividend equivalents on the earned shares over the three-year performance period.
          Restricted Stock Units
     Although stock options and performance-based share awards are the principal means of providing long-term equity-based compensation to our key executives, from time to time, the Committee also grants restricted stock units to executive officers and other key management employees. Vesting of restricted stock units is time-based. The vesting period varies depending on the award. Cooper’s current practice is generally to set a five-year vesting period. Generally, we grant restricted stock units to ensure we retain certain key management employees and for the purpose of attracting new executives, including replacing equity compensation forfeited by new executives upon resignation from their prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to our outstanding common shares. In February 2007 in consideration of the superior financial results achieved and the successful implementation of the strategic initiatives under the CEO’s leadership, the Committee granted the CEO restricted stock units of 40,000 shares (adjusted for the two-for-one stock split in March 2007) to secure retaining his future services. These restricted stock units vest in February 2012.
Benefits and Executive Perquisites
     The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, incentive bonus and stock awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites. At Cooper, executive officers participate in the same retirement and welfare benefit plans as all salaried employees. We also provide executive officers a perquisite program with a set annual amount approved by the Committee that is paid to the executive and can be used at the individual executive’s discretion. The Committee annually reviews the amount of the executive perquisites payment.
     Retirement Benefits
     Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including: the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”); the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”); the Cooper Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”) and the Cooper Industries Supplemental Excess Defined Contribution Plan (“Supplemental Savings Plan”). Executive officers participated in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and are assigned to Cooper’s United States business units.
•	Under the Cooper Pension Plan, Cooper credited the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. The participant receives interest on all amounts credited to their account until the participant begins to receive benefit payments. The interest credit rate was 5.25% for 2007, 3.5% for 2008 and 1.25% for 2009.

•	The Supplemental Pension Plan is an unfunded, nonqualified plan that provides to certain employees, including certain Named Executives, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. The amounts credited to a participant’s account in the Supplemental Pension Plan receive interest credits at the same rate as under the Cooper Pension Plan.

•	Under the Cooper Savings Plan, which is a qualified 401(k) Savings Plan, participants may elect to contribute a percentage of each year’s compensation on a pre-tax basis to a plan account. Company matching contributions are made in Cooper shares. Contributions to the Cooper Savings Plan are subject to annual limits established under the Internal Revenue Code. In 2009, an individual employee’s contributions to the Cooper Savings Plan were limited to $16,500 (or $22,000 if the participant was at least 50 years old).

•	The Supplemental Savings Plan is an unfunded, non-qualified plan that provides certain employees, including the Named Executives, Cooper Savings Plan benefits that cannot be provided through a qualified 401(k) Savings Plan because of Internal Revenue Code restrictions and limitations. Participants in the Supplemental Savings Plan must make contributions to the Cooper Savings Plan until reaching annual contribution limits established under the Internal Revenue Code. Subsequent contributions by the participant and the related Company matching contribution in the calendar year are then credited to the individual’s account in the Supplemental Savings Plan. Employee and Company matching contributions to the Supplemental Savings Plan are fully vested immediately. Participants receive interest credits on all amounts credited to their account based on the average prime rate.
     Effective January 1, 2007 the Company made significant changes to its retirement benefits program. These changes impacted all members of Cooper’s salaried workforce in the United States including the Named Executives. The retirement modifications involve cessation of accruals or a “freeze” of benefits under three of Cooper’s four retirement plans, i.e. the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan. To offset this benefit reduction, Cooper increased its matching contribution to the Cooper Savings Plan to 100% of the first 6% contributed by an employee and added a basic 3% company contribution to all participant accounts. The basic 3% company contribution is 25% vested after two years, 50% vested after three years, 75% vested after four years and fully vested after five years. In June 2009 the Company reduced its matching contribution from 100% to 50% of the first 6% contributed by an employee.
     The decision to freeze the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan also adversely impacted Cooper’s executive officers including the Named Executives. A portion of this adverse impact was offset by improvements in Company matching contributions to the Cooper Savings Plan as described above. To offset the remainder of the benefit reduction, the Committee created a new Supplemental Executive Retirement Plan (“SERP”) under which the individual’s account is credited with a designated contribution percentage of their total compensation for the prior year. The Committee approves the SERP contribution percentage for all executive officers annually. Benefits under the SERP are subject to a five-year vesting requirement.
     Because of the cessation of accruals under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan, participants will not receive any additional benefit credits under these plans effective January 1, 2007. Individual plan accounts will continue to receive interest credits in accordance with prior practice until the participant elects to commence benefits in accordance with plan terms and conditions.
     Executive officers, including the Named Executives, are also eligible to participate in the Salary Deferral Plan, which permits the participant to defer up to 50% of their base salary. Cooper does not match employee deferrals and the employee’s total annual compensation is reduced by the amount of other contributions to the Salary Deferral Plan for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals under the Plan are credited with interest at the average prime rate.
     Welfare Benefits
     All executive officers, including the Named Executives, are eligible to participate in the Company’s welfare benefits plans including: medical, dental, life insurance, short-term disability, and long-term disability. Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned location.
     Perquisites
     Before 2008 Cooper provided a taxable allowance for senior management for financial counseling services, which included tax preparation and estate planning services, and the cost of electronic communication devices. The amount of the taxable allowance was $25,000 for the Chairman and CEO and up to $10,000 for other senior management including the other Named Executives. Before 2008, executives also received gross-up payments equal to the taxes payable on the costs covered by the allowance.

     Beginning in 2008 Cooper changed its executive perquisites program to eliminate the allowance for financial counseling services and electronic communication devices. In lieu of this allowance, a set annual amount approved by the Committee is paid to the executive and can be used at the individual executive’s discretion. The annual payment does not qualify for a tax gross-up. For 2009, the amount of the perquisite payment for the Chairman and CEO was $50,000 and up to $25,000 for other senior management including the other Named Executives. Generally, Cooper does not provide country club memberships to its executives, except in limited circumstances Cooper has paid the initiation fee for a club membership as a perquisite for certain executives. There were no exceptions to this policy in 2009. In addition, the Chairman and CEO (and other senior executives upon approval of the Chairman and CEO) may use the Company plane for personal purposes.
Impact of Economic and Credit Crisis on Compensation Practices
          In light of the impact of the severe economic and credit crisis that developed in the latter part of 2008 the Company took the following measures relating to executive compensation to control costs while driving financial performance and retaining the management talent necessary to achieve strategic goals.
•	Imposed a salary freeze in 2009.

•	Reduced the Company’s matching contribution to the Cooper Savings Plan from 6% to 3%.

•	With regard to 2009 annual incentive compensation, the Committee approved changing the relative weight on 2009 performance goals to 50% earnings per share and 50% free cash flow in order to emphasize the importance of cash and effective management of the Company’s balance sheet during a recessionary environment. (In 2008 the relative weight of the 2008 performance goals was 75% on earnings per share and 25% on free cash flow).

•	Although the global economic downturn depressed the stock prices of many public companies including Cooper, we did not reprice or exchange any underwater stock options.

•	Performance share awards granted in 2009 provided a reduced level of award opportunity. Also, establishing meaningful performance goals for the three-year performance period beginning on January 1, 2009 and ending on December 31, 2011 would have been difficult in light of the economic uncertainty and volatility resulting from the global economic crisis. Accordingly, performance share awards were based on a discrete financial metric over a one-year period, but require an additional two-year service vesting period as a retention incentive for executives. Beginning in 2010, Cooper plans to return to its prior model of basing performance shares on a three-year performance period and include additional performance metrics to further align the program with key objectives and shareholders’ interests.
Stock Ownership Guidelines and Retention Requirements
     All executive officers are subject to Stock Ownership Guidelines and Retention Requirements under which they must acquire Cooper shares valued at a multiple of their base salary as follows:

Position	Salary Multiple
CEO	5.0x
Senior or Executive Vice Presidents	3.5x
Other Officers and Division Presidents	2.0x
          Executives subject to the Stock Ownership Guidelines have five years from appointment to their executive position to comply and are expected to make regular progress towards that goal. To ensure this occurs, executive officers must retain a portion of stock acquired as a result of an equity grant from Cooper for a prescribed length of time.
•	Executives not yet in full compliance with Stock Ownership Guidelines must retain 75% of net shares (shares remaining after acquisition costs and payment of taxes) until they own sufficient shares to meet the Ownership Guidelines.

•	Other executives are required to retain 25% of net shares for at least one year after acquisition.
     The Committee believes that these Stock Ownership Guidelines and Retention Requirements are an important component of the equity-based incentive compensation program because it ensures that executive officers have a significant and ongoing financial stake in Cooper’s long-term performance. At its April 2009 meeting, the Committee reviewed the status of covered executives relative to compliance with the Stock Ownership Guidelines and Retention Requirements and determined that all the Named Executives are in compliance or are making satisfactory progress within the five-year period to achieve compliance.
Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its CEO and three other most highly compensated officers other than the CFO. The Committee believes that the annual incentive bonuses paid pursuant to the Bonus Plan and the awards and options granted pursuant to the Stock Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of the executive compensation paid pursuant to such plans. However, we may from time to time pay compensation to our senior executives that may not be deductible, including discretionary bonuses or other types of compensation outside our plans.
     Although the Committee generally attempts to structure executive compensation to preserve tax deductibility, the Committee also believes that there are circumstances where, in the judgment of the Committee and consistent with the overall compensation objectives and philosophy discussed above, the interests of Cooper and its shareholders are best served by maintaining flexibility in the way compensation is provided even though the compensation may not be fully deductible.

2009 SUMMARY COMPENSATION
     The following table presents information relating to the compensation earned by the CEO and other Named Executives for services rendered to Cooper.

								Change in
								Pension
								Value and
							Non-	Non-
							Equity	qualified
							Incentive	Deferred
							Plan	Compen-	All Other
				Stock		Option	Compen-	sation	Compen-
Name and		Salary	Bonus(5)	Awards(1)		Awards(1)	sation(5)	Earnings(6)	sation(7)(8)	Total
Principal Position	Year	($)	($)	($)		($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(i)

Hachigian, K.S.	2009	$1,200,000	$270,400	$3,065,518	(2)	$2,856,767	$2,279,600	$3,191	$1,080,768	$10,756,244
Chairman, President	2008	1,166,667	0	7,117,810	(3)	2,635,735	2,500,000	4,212	1,135,341	14,559,765
and Chief Executive	2007	1,083,333	161,200	8,765,086	(4)	2,649,808	2,838,800	27,814	836,035	16,362,076
Officer

Klebe, T.A.	2009	565,000	97,800	606,690	(2)	565,496	652,200	10,157	271,868	2,769,211
Senior Vice	2008	553,333	0	1,492,530	(3)	552,866	800,000	1,559	261,676	3,661,964
President and Chief	2007	522,500	37,900	1,485,297	(4)	567,816	812,100	44,702	241,942	3,712,257
Financial Officer

Stoessl, M.A.	2009	410,000	0	325,013	(2)	302,945	320,000	2,067	173,300	1,533,325
Group President,	2008	402,833	0	795,780	(3)	294,862	320,000	751	172,800	1,987,026
Cooper Power	2007	383,875	0	696,806	(4)	264,981	466,000	14,505	167,723	1,993,890
Systems

Schrimsher, N.A.	2009	400,000	0	325,013	(2)	302,945	335,000	423	132,370	1,495,751
Executive Vice President, Cooper Connection and President, Cooper Lighting

Taten, B.M.	2009	400,000	0	343,213	(2)	319,775	325,000	0	93,623	1,481,611
Senior Vice President, General Counsel and Chief Compliance Officer

(1)	The amounts shown in columns (e) and (f) above is the aggregate grant date fair value related to the stock and option awards computed in accordance with FASB ASC Topic 718. See Cooper’s Annual Reports for the years ended December 31, 2007-2009 for a description of the valuations per FASB ASC Topic 718. The awards consist of stock options, performance shares and restricted stock units granted to the Named Executives under the Amended and Restated Stock Incentive Plan.

(2)	Represents the performance-based share awards for the three-year period beginning on January 1, 2009. In February 2010, the Management Development and Compensation Committee determined that Cooper achieved the one-year performance criteria. The earned awards require an additional two-year vesting period that expires in February 2012.

(3)	Represents the performance-based share grants for the performance period beginning on January 1, 2008 and ending on December 31, 2010. The value of the awards shown in the table above assumes payout at the maximum level of performance. For purposes of determining compensation expense under FASB ASC Topic 718, management has estimated that all of the performance-based share grants for this three-year period will be forfeited. If these estimated forfeitures were taken into account in determining the value of these grants at December 31, 2009, the respective values for these performance share grants would be zero as compared to the amounts shown in column (e) above.

(4)	Represents the performance-based share grants for the performance period beginning on January 1, 2007 and ending December 31, 2009. The amount for K.S. Hachigian also includes a grant date fair value of $1,833,700 relating to a grant of 40,000 restricted stock units. The grant date fair value of the awards shown in the table above assumes payout at the maximum level of performance. In February 2010, the Management Development and Compensation Committee of the Board of Directors determined that Cooper achieved the performance objectives at 56.1% of the maximum level. If these forfeitures were taken into account in determining the value of these grants based on the closing market price for Cooper stock of $42.64 per share at December 31, 2009, the respective values of these performance share and restricted stock unit grants would be as follows as compared to the amounts shown in column (e) above: K.S. Hachigian – $5,322,453; T.A. Klebe – $775,025; and M.A. Stoessl – $363,591. For a more detailed discussion see “Compensation Discussion and Analysis — Performance-based Share Awards.”

(5)	The amounts shown in column (g) represent annual incentive bonuses earned by the Named Executives under the Management Annual Incentive Plan or “Bonus Plan.” The amounts shown in column (d) represent supplemental bonuses paid outside the Bonus Plan for 2007 and 2009. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(6)	The amounts shown in column (h) represent the change in the actuarial present value of accumulated benefits under the Cooper Pension Plan, which has been frozen. For 2008 the amounts shown represent above-market earnings under the Supplemental Executive Retirement Plan and do not reflect the following decreases in the actuarial present value of the Named Executive’s accumulated benefit under the Cooper Pension Plan: K.S. Hachigian $17,189; T.A. Klebe $44,400; and M.A. Stoessl $11,945. The decrease in compensation from 2007 to 2008 relating to the change in pension values is attributable to a reduction in the assumed rate of interest earnings to be credited to the account balance of each Named Executive and an increase in the discount rate.

(7)	The breakdown of “All Other Compensation” is set forth in the table below. The dividend equivalents represent amounts paid on restricted stock units and earned performance shares.

				Contributions
				to
				Supplemental			Personal
			Contributions to	Defined			Use of
		Dividend	Cooper Savings	Contribution		Tax Gross-Up	Company
Name	Year	Equivalents	Plan	Plans	Perquisites(8)	Payments(8)	Aircraft(8)

Hachigian, K.S.	2009	$432,160	$22,050	$435,000	$53,637	$10,343	$127,578
	2008	409,600	20,700	425,333	50,000	16,532	213,176
	2007	170,588	20,250	473,667	3,685	2,114	165,731

Klebe, T.A.	2009	89,681	22,050	131,500	28,637	0	0
	2008	80,643	20,700	135,333	25,000	0	0
	2007	84,492	20,250	137,200	0	0	0

Stoessl, M.A.	2009	61,280	22,050	64,970	25,000	0	0
	2008	61,888	20,700	64,332	25,500	380	0
	2007	54,668	20,250	75,639	9,750	7,416	0

Schrimsher, N.A.	2009	20,640	22,050	64,680	25,000	0	0

Taten, B.M.	2009	0	7,350	58,000	28,273	0	0

(8)	Perquisites and other personal benefits included in column (i) are valued on the basis of the aggregate incremental cost to Cooper. Before 2008, Cooper provided the Named Executives with a perquisite allowance to cover financial counseling, tax preparation and similar services the value of which is based on the actual cost of such services charged by a third party. The Named Executives also received tax gross-up payments on the costs covered by the allowance. In 2008, the perquisite allowance for such services and the related tax gross-up were eliminated. (The tax gross-up payments for Mr. Stoessl relates to perquisites provided in 2007 under the prior program that were not submitted for reimbursement by the Named Executive until 2008.) In lieu of the perquisite allowance, the CEO now receives a set annual allowance of $50,000 and the other Named Executives receive a set annual allowance of $25,000 to be used at their discretion. Certain executives also received paid parking as a perquisite. For personal use of Cooper’s aircraft, the value takes into account incremental operating costs including fuel, landing fees, crew travel expenses and catering. Because our aircraft is used primarily for business travel, we do not include fixed costs that do not change based on usage such as salaries and benefits of flight crews, taxes, depreciation and insurance. The CEO only receives tax gross-up payments on the value of the personal use of company aircraft in limited circumstances when personal use also advances Cooper’s business interest such as when the CEO uses company aircraft to attend Board meetings of other companies or organizations and when the CEO’s spouse accompanies him on occasional business functions that spouses are expected to attend.

2009 GRANTS OF PLAN-BASED AWARDS
     The following table includes information regarding stock option grants made to the Named Executives in the last fiscal year including the number of shares subject to the stock options, the exercise price and the grant date fair value of the stock options. The table also includes information regarding potential future payouts under Cooper’s non-equity and equity incentive plans.

								All	All other Option
								Other	Awards:
								Stock	Number
		Estimated Future Payouts Under			Estimated Future			Awards:	of	Exercise
		Non-Equity Incentive Plan			Payouts Under Equity			Number	Securities	or Base	Grant Date
		Awards(1)			Incentive Plan Awards(2)			of Shares	Under-	Price of	Fair Value
					Thres-		Maxi-	of Stock	lying	Option	of Stock
	Grant	Thres-	Target(3)	Maxi-	hold	Target	mum	or Units	Options	Awards	and Option
Name	Date	hold ($)	($)	mum ($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(4)	Awards(5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Hachigian, K.S.	2/8/09	$749,900	$2,249,600	$2,999,500	—	—	—	0	—	—	N/A
	2/8/09	—	—	—	—	—	106,110	—	—	—	$3,065,518
	2/8/09	—	—	—	—	—	—	—	424,350	$28.89	$2,856,767

Klebe, T.A.	2/8/09	$214,600	$643,700	$858,200	—	—	—	0	—	—	N/A
	2/8/09	—	—	—	—	—	21,000	—	—	—	$606,690
	2/8/09	—	—	—	—	—	—	—	84,000	$28.89	$565,496

Stoessl, M.A.	2/8/09	$126,600	$379,900	$506,500	—	—	—	0	—	—	N/A
	2/8/09	—	—	—	—	—	11,250	—	—	—	$325,013
	2/8/09	—	—	—	—	—	—	—	45,000	$28.89	$302,945

Schrimsher, N.A.	2/8/09	$116,100	$348,200	$464,300	—	—	—	0	—	—	N/A
	2/8/09	—	—	—	—	—	11,250	—	—	—	$325,013
	2/8/09	—	—	—	—	—	—	—	45,000	$28.89	$302,945

Taten, B.M.	2/8/09	$125,800	$377,500	$503,300	—	—	—	0	—	—	N/A
	2/8/09	—	—	—	—	—	11,880	—	—	—	$343,213
	2/8/09	—	—	—	—	—	—	—	47,500	$28.89	$319,775

(1)	Represents annual incentive compensation bonus opportunities for fiscal year 2009 available to Named Executives under the terms of the Management Annual Incentive Plan or “Bonus Plan.” For fiscal year 2009, earnings per share from continuing operations of $3.00 and free cash flow of 120% of income from continuing operations is required for performance at the maximum level with 50% of the bonus opportunity based on earnings per share and 50% based on free cash flow. The actual awards earned by the Named Executives for fiscal year 2009 are set forth in column (g) of the Summary Compensation Table. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(2)	Represents long-term incentive awards granted in 2009 to the Named Executives under the Amended and Restated Stock Incentive Plan or “Stock Plan.” These performance–based share awards may be earned based on achieving a net-debt to EBITDA ratio of two or less for fiscal year 2009 to drive maintaining a strong balance sheet and liquidity during the economic crisis. Failure to achieve this ratio will result in 100% forfeiture of the potential awards. Any award earned also requires satisfaction of a three-year vesting period that expires in February 2012. Upon distribution of any performance shares earned by the executive, Cooper shall pay the executive an amount in cash equal to the aggregate amount of cash dividends the executive would have received had the executive been the record owner of the earned performance shares over the performance period. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding ordinary shares. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.

(3)	Cooper bases its “target” performance level on “stretch” performance goals that provide a bonus opportunity at approximately 75% of the maximum bonus opportunity.

(4)	The exercise price of each option is equal to the fair market value of Cooper’s ordinary shares on the date of the grant, which is the closing price on the grant date. The options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(5)	The grant date fair value of the stock option awards is $6.7321 per share. The grant date fair value of the performance-based shares is $28.89 per share. The grant date fair value for the performance-based share awards assumes payout at the single level payout for satisfying the performance criteria. See Cooper’s Annual Report for the year ended December 31, 2009 for a description of the valuations under FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END(1)
     The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for each Named Executive. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $42.64 a share (the closing market price of Cooper’s stock on December 31, 2009).

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
								Awards:	Equity Incentive
					Number		Market	Number of	Plan Awards:
	Number of	Number of			of Shares		Value of	Unearned	Market or Payout
	Securities	Securities			or Units		Shares or	Shares Units	Value of
	Underlying	Underlying			of Stock		Units of	or Other	Unearned Shares,
	Unexercised	Unexercised	Option	Option	That		Stock That	Rights That	Units or Other
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Rights that Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested(#)		Vested ($)	Vested (#)	Not Vested ($)

(a)	(b)(2)	(c)(2)	(e)(4)	(f)	(g)		(h)	(i)	(j)

Hachigian, K.S.	95,000	0	$35.47	2/08/2012	40,000	(5)	$1,705,600	161,000 (7)	$6,865,040 (7)
	105,000	0	$32.74	4/25/2012	84,823	(6)	$3,616,853
	280,000 (3)	0	$41.19	2/13/2013	106,110	(8)	$4,524,530
	186,666	93,334	$47.16	2/16/2014
	107,266	214,534	$44.21	2/11/2015
	0	424,350	$28.89	2/08/2016

Klebe, T.A.	93,868	0	$17.61	2/29/2012	18,176	(6)	$775,025	33,760 (7)	$1,439,526 (7)
	60,800	0	$35.47	2/08/2012	21,000	(8)	$895,440
	60,800	0	$41.19	2/13/2013
	40,000	20,000	$47.16	2/16/2014
	22,500	45,000	$44.21	2/11/2015
	0	84,000	$28.89	2/08/2016

Stoessl, M.A.	1,268	0	$14.73	8/06/2012	20,000	(5)	$852,800	18,000 (7)	$767,520 (7)
	32,000	0	$35.47	2/08/2012	8,527	(6)	$363,591
	28,000	0	$41.19	2/13/2013	11,250	(8)	$479,700
	18,666	9,334	$47.16	2/16/2014
	12,000	24,000	$44.21	2/11/2015
	0	45,000	$28.89	2/08/2016

Schrimsher, N.A.	20,000	0	$46.78	5/22/2013	15,000	(5)	$639,600	18,000 (7)	$767,520 (7)
	16,000	8,000	$47.16	2/16/2014	7,181	(6)	$306,198
	12.000	24,000	$44.21	2/11/2015	11,250	(8)	$479,700
	0	45,000	$28.89	2/08/2016

Taten, B.M.	8,000	16,000	$28.60	11/10/2015	10,000	(5)	$426,400	12,000 (7)	$511,680 (7)
	0	47,500	$28.89	2/08/2016	11,880	(8)	$506,563

(1)	Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted since there are no items to report.

(2)	Options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(3)	The 280,000 stock options were granted to Mr. Hachigian in 2006 to recognize his new position as Cooper’s Chairman, CEO and President.

(4)	The exercise price of each option is equal to the fair market value of Cooper’s ordinary shares on the date of grant of the options, which is the average of the high and low sales price on the grant date for grants prior to 2007 and the closing price for grants in 2007 and thereafter.

(5)	Represents restricted stock units granted to the Named Executive. In February 2007, Mr. Hachigian received a grant of 40,000 restricted stock units which vest in February 2012. In February 2005, Mr. Stoessl received a grant of 20,000 restricted stock units which vest in February 2010. In February 2008, Mr. Schrimsher received a grant of 15,000 restricted stock units which vest in February 2013. In November 2008, Mr. Taten received a grant of 10,000 restricted stock units which vest in November 2013. The restricted stock units granted to Mr. Taten replace equity compensation forfeited upon his resignation from his prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding ordinary shares.

(6)	Represents the earned performance-based share awards for the three-year performance period beginning on January 1, 2007 and ending on December 31, 2009. In February 2010, the Management Development and Compensation Committee of the Board of Directors determined that Cooper achieved the performance objectives at 56.1% of the maximum level. These performance shares vested on February 14, 2010. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.

(7)	Represents the performance-based share grants for the performance period beginning on January 1, 2008 and ending on December 31, 2010. The value of the awards shown in the table above assumes payout at the maximum level of performance. For purposes of determining compensation expense under FASB ASC Topic 718, management has estimated that all of the performance-based share grants for this three-year period will be forfeited. If these estimated forfeitures were taken into account in determining the value of these grants at December 31, 2008, the respective values for these performance share grants would be zero as compared to the amounts shown in column (j) above.

(8)	Represents the performance-based share awards for the three-year period beginning on January 1, 2009. In February 2010, the Management Development and Compensation Committee determined that Cooper achieved the one-year performance criteria. The earned awards also require satisfaction of an additional two-year service vesting period that expires in February 2012.

2009 OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information regarding options and stock awards exercised and vested, respectively, during 2009 for the Named Executives.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)

Hachigian, K.S.	280,000	$5,523,926	152,000	(1)	$4,391,280
Klebe, T.A.	142,800	$2,677,736	34,760	(1)	$1,004,216
Stoessl, M.A.	18,668	$296,340	16,000	(1)	$462,240
Schrimsher, N.A.	0	0	8,000		$226,320
Taten, B.M.	0	0	0		0

(1)	Amount shown represents performance-based share awards for the three-year performance period beginning on January 1, 2006 and ending on December 31, 2008, which vested on February 8, 2009.

2009 PENSION BENEFITS
     The following table discloses the years of credited service of the actuarial present value of the accrued benefits for, and payments during the last fiscal year to each of the Named Executives under the Cooper Pension Plan and Supplemental Excess Defined Benefit Plan.

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(2)	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hachigian, K.S.	Cooper Pension Plan	5.7	$73,996	$0
Klebe, T.A.	Cooper Pension Plan	11.7	209,900	0
Stoessl, M.A.	Cooper Pension Plan	4.4	48,748	0
Schrimsher, N.A.	Cooper Pension Plan	1.0	9,670	0
Taten, B.M.	Cooper Pension Plan	—	0	0

(1)	See “Compensation Discussion and Analysis – Retirement Benefits” for a discussion of the terms of the Cooper Pension Plan.

(2)	The present value of the accumulated pension benefits is computed on the same basis and using the same assumptions that Cooper uses for financial statement reporting purposes. For further details, see Note 14 -Pension and Other Postretirement Benefits” to Cooper’s consolidated financial statements as set forth in Cooper’s Annual Report on Form 10-K for the period ended December 31, 2009.

2009 NONQUALIFIED DEFERRED COMPENSATION
     Various Cooper executives, including the Named Executives, may elect to defer all or a portion of the annual incentive awards earned under the Bonus Plan and stock awards earned under the Stock Plan. Any cash deferrals are credited annually with interest at the average prime rate. Any stock deferrals are credited with dividend equivalents at the same rate as dividends are paid on Cooper ordinary shares. Deferrals under the Bonus Plan and Stock Plan are unfunded deferred compensation arrangements. Amounts credited to an executive’s deferred compensation account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive in accordance with Section 409A of the Internal Revenue Code.
     Executives also earn deferred compensation under the Supplemental Executive Retirement Plan and Salary Deferral Plan and continue to receive interest credits on account balances under the Supplemental Savings Plan, which was frozen effective December 31, 2006. See “Compensation Discussion and Analysis – Retirement Benefits” for further details regarding these plans.
     The following table discloses contributions, earnings and balances for each of the Named Executives under the nonqualified deferred compensation arrangements discussed above.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year End
Name	Year ($)	Year ($)	Year ($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Hachigian, K.S.	$0	$425,333	$85,895	$0	$2,829,087
Klebe, T.A.	0	135,333	542,702 (1)	494,346	5,119,012
Stoessl, M.A.	82,000	64,332	28,425	0	960,722
Schrimsher, N.A.	40,000	63,155	8,094	0	292,766
Taten, B.M.	0	0	0	0	0

(1)	Aggregate earnings in the last fiscal year includes appreciation in the value of Cooper ordinary shares relating to earned stock awards that were deferred by Mr. Klebe.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Arrangements
Management Continuity Agreements
     Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.
     If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive:
•	A lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer and Senior and Executive Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus under the Management Annual Incentive Plan. For purposes of the lump sum cash payment, the bonus amount is based on the higher of: (1) the average annual bonus earned with respect to the prior three fiscal years, or (2) the target annual bonus under the Management Annual Incentive Plan for the fiscal year in which the date of termination occurs or, if higher, the fiscal year of the change in control.

•	The continuation of life, disability, accident and health insurance benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment, provided that health insurance benefits may be provided for up to an additional five years if such benefits are not available through another employer and the executive is under age 65.

•	A pro rata payment of his or her target bonus for the year of termination.

•	A lump sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive.

•	Outplacement services for up to one year.

•	A tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.
Stock Incentive Plan
     As described above under the caption “Long-Term Equity Based Incentive Compensation”, the Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan. This Plan provides that upon a change in control of Cooper:
•	All options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper ordinary shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price.

•	All outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change in control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.
2009 Potential Payments Upon Change In Control
     The following table shows potential payments if, during the two-year period following a change in control, a Named Executive is terminated (other than for “cause”) or voluntarily terminates employment for “good reason.” The amounts shown assume that the termination was effective on December 31, 2009, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Cooper’s closing market price of $42.64 on December 31, 2009. As discussed above, outstanding option and stock awards are paid out upon a change in control regardless of whether the Named Executive is terminated or voluntarily terminates employment following the change in control. Also, in addition to the amounts shown in the table below, the Named Executives would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table, pension benefits reflected in the “Pension Benefits Table” and balances under nonqualified deferred compensation plans shown in the “Nonqualified Deferred Compensation Table.”

					Retirement	Welfare
					and Savings	Benefits
	Cash	Pro rata	Option	Stock	Plan	and Out-	Tax
	Severance(1)	Bonus(2)	Awards(3)	Awards(4)	Contributions(5)	placement(6)	Gross-up	Total
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Hachigian, K.S.	$11,600,000	$2,249,600	$5,834,813	$16,883,952	$1,389,699	$179,550	$10,471,696	$48,609,310
Klebe, T.A.	4,145,000	643,700	1,155,000	3,151,889	458,601	181,620	0	9,735,810
Stoessl, M.A.	1,610,667	379,900	618,750	2,464,862	172,750	138,248	0	5,385,177
Schrimsher, N.A.	1,496,400	348,200	618,750	2,199,798	161,084	137,678	1,502,967	6,464,877
Taten, B.M.	2,337,000	379,000	877,765	1,225,183	231,060	162,648	1,670,289	6,882,945

(1)	Amounts shown in column (a) represent a cash payment equal to a multiple (3X in the case of Messrs. Hachigian, Klebe and Taten and 2X in the case of Messrs. Stoessl and Schrimsher) of the Named Executive’s salary and annual incentive bonus.

(2)	Amounts shown in column (b) represent payment of the Named Executive’s pro rata target bonus for the year of termination. Because the termination is assumed to be effective on December 31, 2009, the amounts shown represent the target bonus for the full year.

(3)	Amounts shown for option awards in column (c) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Cooper’s common stock at the end of fiscal 2009 and the exercise price of the respective options.

(4)	Amounts shown for stock awards in column (d) represent the value of unvested performance share awards at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Cooper’s common stock at the end of fiscal year 2009.

(5)	Amounts shown in column (e) represent additional credits the Named Executives would have received under the Retirement Savings and Stock Ownership Plan and Supplemental Executive Retirement Plan for the number of years equal to the multiplier used to calculate the cash severance.

(6)	Amounts shown in column (f) represent the value of life insurance for the severance period, continued health insurance benefits for eight years in the case of Messrs. Hachigian, Klebe and Taten and seven years in the case of Messrs. Stoessl and Schrimsher, plus $10,000 which represents the value of outplacement services for one year.
Potential Payments Upon Involuntary Termination
     The Committee determines the severance provided to the Chief Executive Officer upon the involuntary termination of employment of such officer. Upon involuntary termination of other executives including the Named Executives, Cooper’s policy is to provide a severance payment equal to the executive’s base salary for a period up to one year for senior executives with five or more years of continuous service and for up to nine months for senior executives with less than five years of continuous service. Also, depending on the circumstances and termination date, the Named Executive may receive a payout of the performance-based share awards not to exceed an amount based on the performance level actually achieved for the performance cycle. In the case of the Named Executives other than the Chief Executive Officer, the cash severance and value of performance share awards including accrued dividend equivalents for the 2007-2009 performance cycle is as follows: T.A. Klebe — $565,000 and $619,997; M.A. Stoessl — $410,000 and $290,863; N.A. Schrimsher - $300,000 and $244,937; and B.M. Taten — $300,000 and $0. A Named Executive will generally forfeit other unvested equity awards including stock options, restricted stock units and performance share awards for performance cycles that end after the year of termination.

Potential Payments Upon Resignation or Retirement
     Upon voluntary resignation, a Named Executive would forfeit, as of the termination date, all outstanding annual cash incentive awards and equity awards including stock options, performance shares and restricted stock units. The Named Executive would be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the termination date.
     Upon retirement, a Named Executive would forfeit all outstanding annual cash incentive awards, performance share awards and restricted stock units. Any stock options granted more than one year before the retirement date would continue to vest and would be exercisable following retirement for a period of five years or the expiration date of the option, whichever is earlier. The Named Executive would also be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.
2009 EQUITY COMPENSATION PLAN INFORMATION

			Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance
	issued upon exercise of	price of outstanding	under equity compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected in
	warrants and rights	rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,064,354 (1)	$36.23 (2)	7,269,229 (3)
Equity compensation plans not approved by security holders	0	N/A
Total	11,064,354	36.23	7,269,229

(1)	Consists of: (a) 10,624,131 shares to be issued under the Stock Incentive Plan (including 8,762,584 outstanding stock options, 1,340,810 performance-based share awards that are issuable to the extent established performance goals are achieved and service-based forfeiture restrictions are satisfied, 477,751 unvested restricted stock units and 42,986 shares earned the receipt of which has been deferred); (b) 3,396 shares earned under the Management Annual Incentive Plan the receipt of which has been deferred; (c) 164,000 outstanding stock options and 201,352 shares earned but deferred under the Director Stock Plan; and (d) 71,475 shares earned but deferred under the Directors’ Retainer Fee Stock Plan.

(2)	Weighted average exercise price of outstanding options excludes the performance-based share awards, restricted stock units, and shares earned but deferred that are referred to in note 1 above.

(3)	Consists of shares available for issuance under Cooper plans as follows: Stock Incentive Plan – 6,012,942 shares; Management Annual Incentive Plan – 951,102 shares; Directors’ Stock Plan – 220,340 shares; and Directors’ Retainer Fee Stock Plan – 84,845 shares.

2009 DIRECTORS’ COMPENSATION
     A director who is also a Cooper employee receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of an annual retainers for serving on the Board and Board Committees, and supplemental retainers for the chairs of Board committees and the Presiding Non-Management Director. Prior to April 2008 annual equity compensation consisted of a stock award, restricted stock units and stock options. Effective as of April 2008 the Board approved eliminating stock option grants. Each of these components is described in more detail below. The total 2009 compensation of our non-employee directors is shown in the following table:
DIRECTORS COMPENSATION TABLE (1)

				Change in Pension
	Fees			Value and
	Earned			Nonqualified
	or Paid	Stock	Option	Compensation	All Other	Deferred
Name	in Cash(2)	Awards(3)	Awards(4)	Earnings	Compensation(6)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)

Stephen G. Butler	$82,500	$175,000	0	—	$5,000	$262,500
Robert M. Devlin	61,000	175,000	0	—	5,000	241,000
Ivor J. Evans	72,000	175,000	0	—	5,000	252,000
Linda A. Hill	61,000	175,000	0	$9,662 (5)	5,000	250,662
Lawrence D. Kingsley	64,000	175,000	0	—	5,000	244,000
James J. Postl	77,500	175,000	0	—	5,000	257,500
Dan F. Smith	71,000	175,000	0	—	5,000	251,000
Gerald B. Smith	85,000	175,000	0	—	5,000	265,000
Mark S. Thompson	61,000	175,000	0	—	3,500	239,500
James R. Wilson	67,000	175,000	0	—	5,000	247,000

(1)	Column (e) “Non-Equity Incentive Plan Compensation” has been omitted since there are no amounts to report.

(2)	Includes cash compensation earned by directors during the fiscal year. The following directors elected to receive stock in lieu of cash and have deferred the receipt of the shares pursuant to the Directors’ Retainer Fee Stock Plan: J. Postl ($18,250) and D. Smith ($17,750). The amount of these deferrals is included in column (b) above.

(3)	The amounts shown in columns (c) above is the aggregate grant date fair value related to restricted stock units and stock awards computed in accordance with FASB ASC Topic 718. See Cooper’s Annual Report for the year ended December 31, 2009 for a description of the valuations. Pursuant to the Directors’ Stock Plan, on the date of the Annual Meeting of Shareholders each non-employee director receives equity compensation with a grant date fair value that is fixed at $175,000 and is delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards – one-third (equivalent to $58,333). For 2009, each non-employee director received 3,596 restricted stock units and 1,798 shares for the stock awards based on Cooper’s stock price of $32.44 per share, which is the closing price on the grant date. As of December 31, 2009, the aggregate number of deferred stock awards and restricted stock units outstanding, including accrued dividend equivalent shares, are: S. Butler – 25,492 shares; R. Devlin – 21,029 shares; I. Evans – 32,066 shares; L. Hill – 23,263 shares; L. Kingsley – 8,542 shares; J. Postl – 35,862 shares; D. Smith – 56,300 shares; G. Smith – 17,499 shares; M. Thompson – 8,542 shares and J. Wilson – 44,232 shares.

(4)	Non-employee directors did not receive any stock option grants in 2009. As of December 31, 2009, the aggregate number of stock options outstanding from stock option grants in prior years are: S. Butler – 20,000; R. Devlin – 22,000; I. Evans – 20,000; L. Hill – 26,000; L. Kingsley – 4,000; J. Postl – 16,000; D. Smith – 16,000; G. Smith – 24,000; M. Thompson – 4,000; and J. Wilson – 12,000.

(5)	Represents the aggregate change in the actuarial present value of an annual benefit to be received upon retirement from the Board pursuant to the Directors Retirement Plan. The Plan was terminated in April 1996 and benefits earned were grandfathered.

(6)	Includes matching contributions made to charitable institutions by Cooper Industries Foundation on behalf of the director.

     Cash Compensation
     Non-employee directors receive an annual Board retainer of $55,000. Committee members are paid the following annual retainers in lieu of meeting attendance fees: $12,000 to each member of the Audit committee and $6,000 to each member of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance. In addition, the Presiding Non-Management Director and Chair of the Audit Committee each receive a supplemental annual retainer of $15,000 and the Chair of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance each receive a supplemental annual retainer of $10,000.
     Stock Awards
     Under the Directors’ Stock Plan, which was most recently approved by shareholders in April 2006, each non-employee director receives equity compensation with an aggregate value that is fixed at $175,000 and delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards (equivalent to $58,333). Restricted stock units represent one ordinary share each. Restricted stock units are credited to a deferred share account and the account is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional restricted stock units based on the current fair market value of Cooper’s ordinary shares. Upon a director’s cessation of service on the Board, restricted stock units are converted into ordinary shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed non-employee director receives, upon election or appointment, a pro-rata stock and restricted stock unit award according to the time remaining before the next annual meeting date.
     Option Awards
     Effective in 2008 the Board approved eliminating stock option grants to non-employee directors. Stock options that were previously granted to non-employee directors vest on the third anniversary of the grant date and have a ten-year term. As of December 31, 2009 options for 164,000 shares were outstanding under the Directors’ Stock Plan.
     Directors’ Retirement Plan
     Prior to February 1996 under the Cooper Industries Inc. Directors’ Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for non-employee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable for the number of years in which the director served on the Board (counting a fractional year as a full year) with payment to cease with the death of the retired director. In February 1996 the Board terminated the retirement plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the plan at that time were grandfathered. Ms. Hill is the only current director who is eligible to receive benefits under the Directors’ Retirement Plan.
     Other Benefits
     We also provide non-employee directors with travel accident coverage of $500,000 and offer a matching gift program for contributions made by directors to a broad range of educational, health, welfare and cultural organizations up to a maximum match of $5,000 per year.
     Stock Ownership Guidelines
     The Board has established a stock ownership guideline of three times the annual retainer for each director.

AUDIT COMMITTEE REPORT
     The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website as www.cooperindustries.com in the “Investors” section under the “Corporate Governance” tab. The Audit Committee is responsible for the oversight of the integrity of Cooper’s consolidated financial statements, Cooper’s system of internal controls over financial reporting, the qualifications and independence of Cooper’s independent registered public accounting firm (independent auditor), the performance of Cooper’s internal auditor and independent auditor and Cooper’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace Cooper’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and Securities Exchange Act of 1934, as amended.
     The Committee serves in an oversight capacity and is not part of Cooper’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on Cooper’s internal control over financial reporting. Cooper’s independent auditor, Ernst & Young LLP (Ernst & Young), is responsible for auditing those financial statements, expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of Cooper’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on Cooper’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.
     We held eight meetings during 2009. The Committee, among other things:
•	Reviewed and discussed Cooper’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the major financial risk exposures of Cooper and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditor for 2009 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on Cooper’s compliance with applicable legal and regulatory requirements; and

•	Met with Ernst & Young and the internal auditor in executive sessions.
     We reviewed and discussed with management, the internal auditor and Ernst & Young: the audited consolidated financial statements for the year ended December 31, 2009, the critical accounting policies that are set forth in Cooper’s Annual Report on Form 10-K, management’s annual report on Cooper’s internal control over financial reporting and Ernst & Young’s opinion on the effectiveness of the internal control over financial reporting.
     We discussed with Ernst & Young matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of Cooper’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or superseded (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of Cooper’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Cooper’s consolidated financial statements, including the disclosures related to critical accounting policies.
     Ernst & Young also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee. Ernst & Young represented that it is independent from Cooper and we discussed with Ernst & Young their independence from Cooper, and considered if services they provided to Cooper beyond those rendered in connection with their audit of Cooper’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of Cooper’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of Cooper’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related and tax services performed by Ernst & Young. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.
     Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that Cooper’s audited consolidated financial statements for the year ended December 31, 2009 be included in Cooper’s Annual Report on Form 10-K. We also selected Ernst & Young as Cooper’s independent auditor for the year ended December 31, 2010 and are presenting the selection to the shareholders for approval.
     Respectfully submitted,

James J. Postl, Chairman	Lawrence D. Kingsley
Stephen G. Butler	James R. Wilson
RELATIONSHIP WITH INDEPENDENT AUDITORS
     The Audit Committee appoints, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2009, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2009	$4,348,000	$176,000	$744,000	$0
2008	3,911,000	592,000	1,292,000	0
     Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act, statutory audits of Cooper and its subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting principles. Audit-related fees principally include fees for merger and acquisition assistance and pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2009, tax compliance fees were $400,000 and fees for tax planning and advice were $344,000. In 2008, tax compliance fees were $482,000 and fees for tax planning and advice were $810,000. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.
     The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.
     Representatives of Ernst & Young LLP will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so.

ANNUAL REPORT ON FORM 10-K
     If you received a printed copy of the proxy materials, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission was sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:
Director, Investor Relations
Cooper Industries plc
P.O. Box 4446
Houston, Texas 77210
INCORPORATION BY REFERENCE
     To the extent that this Proxy Statement is incorporated by reference into any other filings by Cooper under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the Securities and Exchange Commission.

PROPOSAL 2
CONSIDER THE COMPANY’S IRISH STATUTORY ACCOUNTS
AND THE REPORTS OF THE DIRECTORS AND AUDITORS THEREON
     We refer to our financial statements for the fiscal year ended December 31, 2009 prepared in accordance with Irish law as our “Irish Statutory Accounts”. The Irish Statutory Accounts and related reports, which are being provided to our shareholders along with this proxy statement, are being presented to the shareholders at the Annual General Meeting to provide the shareholders an opportunity to consider the Irish Statutory Accounts and the reports of the directors and auditors thereon and ask any relevant and appropriate questions of the representative of our independent auditor in attendance at the Annual General Meeting. The Board of Directors approved the Irish Statutory Accounts on March 2, 2010.
     Please note that a vote “FOR” or “AGAINST” this proposal will have no effect on the approval of the Irish Statutory Accounts by the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3
APPOINTMENT OF INDEPENDENT AUDITORS
     Shareholders are being asked to appoint our independent auditors and to authorize our Audit Committee to set the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and has also tentatively selected Ernst & Young as independent auditors of the Company’s Irish Statutory Accounts. The Board of Directors is asking shareholders to approve such appointment and authorize our Audit Committee to set the auditors’ remuneration.
     Ernst & Young LLP acted as independent auditors for the 2009 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4
TO AUTHORIZE ANY SUBSIDIARY OF THE COMPANY
TO MAKE MARKET PURCHASES OF COMPANY SHARES
     Under Irish law, no subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize any subsidiaries of the Company to make market purchases of the Company’s shares. The maximum number of shares authorized to be acquired by any subsidiaries pursuant to this resolution and including any shares to be purchased by the Company by way of redemption shall not exceed the remaining authorization under the Company’s current share repurchase program, as previously approved by the Company’s Board of Directors. As of January 31, 2010, the remaining authorization under the current share repurchase program was 12,173,035 shares plus a number of shares determined on an annual basis that the Company expects to issue under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. If adopted, this authority will expire on the close of business on October 27, 2011 unless previously varied, revoked or renewed by an ordinary resolution of shareholders. We expect to propose renewal of this authorization at subsequent Annual General Meetings. Such purchases would be made only at price levels set forth in the resolution below, after taking into account the Company’s overall financial position.
     In order for any Cooper subsidiaries to make market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange”. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is not currently specified as a recognized stock exchange for this purpose by Irish law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the New York Stock Exchange to the list of recognized stock exchanges. Therefore, this general authority, if approved by our shareholders, will become effective from the later of (a) the date of passing of the authorizing resolution; and (b) the date on which the New York Stock Exchange becomes a “recognized stock exchange” for these purposes.
Resolution
     The text of the resolution, which, if thought fit, will be passed as an ordinary resolution at the Annual General Meeting, is as follows:
RESOLVED, that any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time, but subject to the provisions of the Companies Act 1990 and to the following provisions:
(a)	The maximum number of shares authorized to be acquired by any subsidiaries of the Company pursuant to this resolution and including any shares to be purchased by the Company by way of redemption shall not exceed the remaining authorization under the Company’s current share repurchase program.

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 115% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be the nominal value for that share.

(d)	This general authority will be effective from the occurrence of the later of the following: (i) the date of passing of this resolution and (ii) the New York Stock Exchange becoming a recognized stock exchange within the meaning of Section 3(2), and for the purpose of Section 212(1)(b), of the Companies Act 1990.

(e)	This general authority is to expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 215 of the Companies Act 1990. Any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 5
TO AUTHORIZE THE REISSUE PRICE RANGE OF TREASURY SHARES
     The Company may, from time to time, reissue shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve a special resolution authorizing the Company to reissue treasury shares at a price not less than the low trading price and not more than the high trading price as reported on the New York Stock Exchange on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal or par value). If adopted, this authority would expire on the close of business on October 27, 2011 unless previously varied, revoked or renewed by a special resolution of shareholders. We expect to propose renewal of this authorization at subsequent Annual General Meetings.
Special Resolution
     The text of the special resolution, which, if thought fit, will be passed as a special resolution at the Annual General meeting is as follows:
RESOLVED, that, for purposes of Section 209 of the Companies Act 1990, the reissue price at which any treasury shares (as defined by such Section 209) held by the Company may be reissued off-market shall be as follows:
(a)	the maximum price at which a treasury share may be reissued off-market shall be an amount equal to the high trading price per ordinary share of the Company as reported on the New York Stock Exchange on the trading day of the proposed reissuance date; and

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal or par value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to the low trading price per ordinary share of the Company as reported on the New York Stock Exchange on the trading day of the proposed reissuance date.
FURTHER RESOLVED, that this authority to reissue treasury shares shall expire on the date eighteen months from the date of passing this resolution, unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 5.

APPENDIX A
List of Benchmark Companies for Executive Compensation
     In the Hay Group Total Compensation Survey, Cooper benchmarks the compensation for each position to a group of industrial companies that have the same position with a comparable rating under the Hay Survey. The following industrial companies were used to benchmark the compensation of the CEO and other Named Executives.

AES Corporation	Hormel Foods Corporation
Aetna, Inc.	J.M. Huber Corporation
Air Products	Illinois Tool Works, Inc.
Americas Styrenics LLC	Ineos
Amway / Alticor	Kaiser Foundation Health Plan
AnnTaylor Stores Corporation	Kohl’s Corporation
Aramark Limited	Kinder Morgan
Ashland, Inc.	KV Pharmaceutical Company
Ball Corporation	Lowe’s Companies, Inc.
BASF Corporation	L’Oreal USA
Best Buy Co. Inc.	Lubrizol Corporation
Burger King Holdings, Inc.	Medco Health Solutions Inc.
Caterpillar Inc.	Molson Coors Brewing Company
Celanese Corporation	Macy’s, Inc.
Charming Shoppes, Inc.	Metso Corporation
Chevron Phillips Chemical Company LLC	Nestle USA
CHS Inc.	NewMarket Corporation
Cognis GmbH	PPG Industries, Inc.
Comcast Corporation	RGA Reinsurance Group of America, Incorporated
Coty Inc.	Rockwell Collins, Inc.
Deere & Company	Safeway Inc.
DineEquity Inc. – Applebee’s	Staples, Inc.
Dominion Resources Inc.	Solvay America
Dow Chemical Company	Sonic Corporation
Eastman Chemical Company	Suez Energy
Eaton Corporation	TJX Companies, Inc.
FedEx Corporation	Tate & Lyle Americas
Goodrich Corporation	Tyco International, Ltd
Harris Teeter	Union Pacific Corporation
Hexion Specialty Chemicals, Inc.	Watson Pharmaceuticals, Inc.
Home Depot, Inc.	WellPoint, Inc.

COOPER INDUSTRIES PLC 600 TRAVIS, SUITE 5600 HOUSTON, TX 77002 ATTN: CORPORATE SECRETARY

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you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20793-P92400	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COOPER INDUSTRIES PLC

The Board of Directors recommends that you vote FOR each of the Director Nominees and FOR items 2, 3, 4 and 5.
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Stephen G. Butler	☐	☐	☐

	1b. Dan F. Smith	☐	☐	☐

	1c. Gerald B. Smith	☐	☐	☐

	1d. Mark S. Thompson	☐	☐	☐
					For	Against	Abstain

2.	To consider the Company's Irish Statutory Accounts and the related reports of the directors and auditors.				☐	☐	☐

3.	Appoint Ernst & Young as our independent auditors for the year ending 12/31/2010 and authorize the Audit Committee to set their remuneration.				☐	☐	☐

4.	Authorize any subsidiary of the Company to make market purchases of Company shares.				☐	☐	☐

5.	Authorize the reissue price range of treasury shares.				☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and 5. If any other matters come before the meeting, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Annual Report including 10-K and Irish Statutory Accounts including related reports are available at www.proxyvote.com.

M20794-P92400

COOPER INDUSTRIES PLC
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL GENERAL MEETING OF SHAREHOLDERS
APRIL 27, 2010
     The shareholder(s) hereby appoint(s) Bruce M. Taten and Terrance V. Helz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Cooper Industries PLC that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:30 a.m., Central Time on April 27, 2010, at Cooper Industries, 54th Floor Conference Room, Chase Tower, 600 Travis, Houston, TX 77002, and any adjournemnt or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2, 3, 4 AND 5.
     This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper’s Employee Stock Purchase Plan that are being held in a book-entry account at Computershare Trust Company, N.A. as described in the Notice of Meeting and Proxy Statement.
IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Change/Comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side